AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ATK ACQUISITION SUBSIDIARY, INC.,

ROPER INDUSTRIES DEUTSCHLAND GMBH,

ROPER INDUSTRIES, INC.,

ANTEK INSTRUMENTS, INC.,

ANTEK INDUSTRIAL INSTRUMENTS, INC.,

NITEC, INC.,

AND

DONALD M. WREYFORD, LILLIAN A. WREYFORD,
ROBERT J. SADLER, KENYON CLONTS, RONNIE M. WREYFORD,
RANDY L. WREYFORD, JAMES S. WREYFORD, DEBORAH A.
WREYFORD, and LARRY D. WREYFORD

August 11, 2000

Merger Agreement

	(aa)	Certain Business Relationships with the Companies and the German Subsidiary	36
	(bb)	Disclosure	36

4.	REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE BUYER, AND ROPER DEUTSCHLAND		36
	(a)	Organization of the Parent, the Buyer, and Roper Deutschland	36
	(b)	Authorization of Transaction	36
	(c)	Noncontravention	37
	(d)	SEC Reports	37
	(e)	Broker’s Fees	37
	(f)	Disclosure	37

5.	CONDITIONS TO OBLIGATION TO CLOSE		37
	(a)	Conditions to Obligation of Parent, Buyer, and Roper Deutschland	37
	(b)	Conditions to Obligation of Stockholders	41

6.	PRE-CLOSING COVENANTS		42
	(a)	Access and Investigation	42
	(b)	Operation of the Business of the Companies and the German Subsidiary	43
	(c)	Negative Covenant	43
	(d)	Termination of Plans	44
	(e)	No Merger or Solicitation	44
	(f)	Satisfaction of Indebtedness	45
	(g)	Cooperation of the Parties	46

7.	POST-CLOSING COVENANTS		46
	(a)	General	46
	(b)	Litigation Support	46
	(c)	Transition	47
	(d)	Marble Falls Facility	47
	(e)	Tax Matters	47
	(f)	Tax Distribution Amounts	50
	(g)	Insurance Coverage	51

8.	REMEDIES FOR BREACHES OF THIS AGREEMENT		51
	(a)	Survival of Representations and Warranties	51
	(b)	Indemnification Provisions for Benefit of the Parent and the Buyer	52
	(c)	Indemnification Provisions for Benefit of the Stockholders	53
	(d)	Matters Involving Third Parties	54
	(e)	Determination of Adverse Consequences	55
	(f)	Post-Closing	55

9.	MISCELLANEOUS		55
	(a)	Press Releases and Public Announcements	55
	(b)	No Third-Party Beneficiaries	55
	(c)	Entire Agreement	55

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(d)	Succession and Assignment	56
(e)	Counterparts	56
(f)	Headings	56
(g)	Notices	56
(h)	Governing Law	57
(i)	Amendments and Waivers	57
(j)	Severability	58
(k)	Expenses	58
(l)	Construction	58
(m)	Incorporation of Exhibits and Schedules	58
(n)	Specific Performance	58
(o)	Submission to Jurisdiction	59
(p)	Arbitration	59
(q)	Stockholder Representative	60

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AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this “Agreement”) is entered into on August 11, 2000, by and among ATK ACQUISITION SUBSIDIARY, INC., a Delaware corporation (“Buyer”), ROPER INDUSTRIES DEUTSCHLAND GMBH, a corporation organized under the laws of Germany (“Roper Deutschland”), ROPER INDUSTRIES, INC., a Delaware corporation and parent of Buyer and Roper Deutschland (“Parent”), ANTEK INSTRUMENTS, INC., a Delaware corporation (“Antek Instruments Delaware”) and successor by merger to Antek Instruments Inc., a Texas Corporation (“Antek Instruments Texas”), ANTEK INDUSTRIAL INSTRUMENTS, INC., a Delaware corporation (“Antek Industrial Delaware”) and successor by merger to Antek Industrial Instruments, Inc., a Texas corporation (“Antek Industrial Texas”), NITEC, INC., a Delaware corporation (“Nitec Delaware”) and successor by merger to Nitec, Inc., a Texas corporation (“Nitec Texas”) (Each of Antek Instruments Delaware, Antek Industrial Delaware and Nitec Delaware are referred to herein as the “Delaware Companies” and each, a “Delaware Company”; each of Antek Instruments Texas, Antek Industrial Texas and Nitek Texas are referred to herein as the “Texas Companies” and each a “Texas Company”; and the Delaware Companies and the Texas Companies are collectively referred to herein as the “Companies”, and each a “Company”), and DONALD M. WREYFORD, an individual resident of the State of Texas, LILLIAN A. WREYFORD, an individual resident of the State of Texas, ROBERT J. SADLER, an individual resident of the State of Georgia, KENYON CLONTS, an individual resident of the State of Texas, RONNIE M. WREYFORD, an individual resident of the State of Texas, RANDY L. WREYFORD, an individual resident of the State of Texas, JAMES S. WREYFORD, an individual resident of the State of Texas, DEBORAH A. WREYFORD, an individual resident of the State of California, and LARRY D. WREYFORD, an individual resident of the State of Texas (each a “Stockholder” and collectively, the “Stockholders”). The Buyer, Roper Deutschland, Parent, the Companies, and the Stockholders are referred to collectively herein as the “Parties”.

     The Companies, together with Antek Instruments’ wholly-owned subsidiary, Antek Instruments GmbH, design, manufacture, market, sell and distribute worldwide proprietary instruments for the detection and analysis of nitrogen-, sulfur-, fluoride-, and nitric oxide-containing compounds.

     This Agreement contemplates a purchase and sale of the Companies and the German Subsidiary of Antek Instruments in which (i) prior to the Closing Roper Deutschland shall acquire from Antek Instruments Texas all of the issued and outstanding capital stock of Antek Instruments GmbH, (ii) prior to the Closing Buyer shall acquire from the Texas Companies all of the inventory of the Texas Companies, and (iii) at the Closing the Delaware Companies shall merge with and into the Buyer, with the Buyer being the surviving corporation, and in connection therewith, Antek Instruments, the Companies, and the Stockholders, respectively, will receive consideration in the form of cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

Merger Agreement

     1.     DEFINITIONS.

     “Acquired Inventory” has the meaning set forth in Section 2(a)(ii) below.

     “Adverse Consequences” means all losses, Liabilities, damages, deficiencies, costs or expenses (whether or not arising out of third party claims) in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, penalties, fines, amounts paid in settlement, obligations, Taxes, liens, and fees, including court costs and reasonable attorneys’ fees and expenses.

     “Affiliate” is used to indicate a relationship to a specified person, firm, corporation, partnership, limited liability company, association or entity, and means any person, firm, corporation, partnership, limited liability company, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, limited liability company, association or entity.

     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

     “Aggregate Consideration” has the meaning set forth in Section 2(d)(i).

     “Antek Industrial Delaware” has the meaning set forth in the preface above.

     “Antek Industrial Texas” has the meaning set forth in the preface above.

     “Antek Industrial Shares” means the shares of the common stock of Antek Industrial Delaware, par value $0.01 per share.

     “Antek Instruments Delaware” has the meaning set forth in the preface above.

     “Antek Instruments Texas” has the meaning set forth in the preface above.

     “Antek Instruments Shares” means the shares of the common stock of Antek Instruments Delaware, par value $0.01 per share.

     “Applicable Rate” means the corporate base rate of interest announced from time to time by Bank One, NA.

     “Arbitrator” has the meaning set forth in Section 2(i)(viii) below.

     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

     “Business” means the business conducted by the Companies and the German Subsidiary prior to and as of the Closing Date, taken as a whole.

     “Buyer” has the meaning set forth in the preface above.

     “Buyer’s Advisors” has the meaning set forth in Section 6(a)(i) below.

     “California Income and Franchise Tax Escrow” has the meaning set forth in Section 8(b)(iv) below.

     “California Sales and Use Tax Escrow” has the meaning set forth in Section 8(b)(iv) below.

     “Certificates” has the meaning set forth in Section 2(f) below.

     “Closing” has the meaning set forth in Section 2(g) below.

     “Closing Date” has the meaning set forth in Section 2(g) below.

     “COBRA” has the meaning set forth in Section 3(x)(x) below.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Companies” has the meaning set forth in the preface above.

     “Company Plans” has the meaning set forth in Section 3(x) below.

     “Confidential Information” means: (a) confidential data and confidential information relating to the business of any Party (the “Protected Party”) which is or has been disclosed to another Party (the “Recipient”) or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not generally known to its competitors and which is designated by the Protected Party as confidential or otherwise restricted; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by the Protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was already known by Recipient prior to such disclosure (as evidenced by written documentation) or was lawfully and rightfully disclosed to Recipient by another Person, or (z) that is required to be disclosed by law or order without the availability of applicable protective orders or treatment.

     “Consulting Agreement” has the meaning set forth in Section 5(a)(xi) below.

     “Delaware Act” means the General Corporation Law of the State of Delaware, as amended.

     “Delaware Companies” has the meaning set forth in the preface above.

     “Earn-out Payments” has the meaning set forth in Section 2(i)(i) below.

     “Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, including any Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement, including any Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement, including any Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) employee welfare benefit plan, including any Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)), (v) fringe benefit plan or program, and (vi) each employment, severance, salary continuation or other contract, incentive plan, insurance plan arrangement, bonus plan and any equity plan or arrangement without regard to whether such plan, arrangement, program or contract exists under US or any similar non-US law, rule or regulation.

     “Employment Agreement” has the meaning set forth in Section 5(a)(xii) below.

     “Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other US and non-US laws (including rules, regulations, state law rulings, codes, plans, permits, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (which foreign governments shall include, but not be limited to, Germany and the European Union) (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances in ambient air, surface water, drinking water, wetlands, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     “Equity Rights” has the meaning set forth in Section 6(d) below.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” means SunTrust Bank, N.A.

     “Escrow Agreement” means the Escrow Agreement dated the Closing Date, entered into among the Parent, the Buyer, the Stockholders and the Escrow Agent with respect to the indemnification obligations of the Stockholders under Section 8 of this Agreement, the form of which is set forth as Exhibit A.

     “Exchange Act” has the meaning set forth in Section 4(d) below.

     “Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, and any counterpart or similar non-US law.

     “Fiduciary” has the meaning set forth in ERISA Section 3(21).

     “Financial Statements” has the meaning set forth in Section 3(g) below.

     “First Escrow Period” has the meaning set forth in Section 8(b)(iii) below.

     “First Revenue Interval” has the meaning set forth in Section 2(i)(ii) below.

     “Foreign Plans” has the meaning set forth in Section 3(x)(ii) below.

     “GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

     “German Subsidiary” means Antek Instruments GmbH, a corporation organized under the laws of Germany and a Subsidiary of Antek Instruments Texas.

     “German Subsidiary Shares” has the meaning set forth in Section 2(a)(iii) below.

     “Hazardous Substance” means any substance regulated under or defined by Environmental, Health, and Safety Laws, including, but not limited to, any pollutant, contaminant, hazardous substance, hazardous constituent, hazardous waste, special waste, solid waste, industrial waste, petroleum derived substance or waste, or toxic substance.

     “Houston Lease” has the meaning set forth in Section 5(a)(xvi) below.

     “Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations.

     “Indemnified Party” has the meaning set forth in Section 8(d) below.

     “Indemnifying Party” has the meaning set forth in Section 8(d) below.

     “Intellectual Property” means, with respect to the Business:

(a) all inventions (whether patentable or unpatentable), all improvements thereto, and all US and non-US patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

(b) all US and non-US trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

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     (c) all copyrightable works, all US and non-US copyrights, and all applications, registrations, and renewals in connection therewith;

     (d) all mask works and all applications, registrations, and renewals in connection therewith;

     (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

     (f) all computer software (including data and related documentation);

     (g) all other intangible property; and

     (h) all copies and tangible embodiments thereof (in whatever form or medium) in the possession of the Companies and the German Subsidiary.

     “Inventory Count” has the meaning set forth in Section 5(a)(xiv) below.

     “Knowledge,” with respect to the Companies and the German Subsidiary, means the actual knowledge of Donald M. Wreyford, Randy L. Wreyford, James S. Wreyford, Ronnie M. Wreyford, William Alger, Dr. Peter Christiansen, or any of them.

     “Lease Amendment” has the meaning set forth in Section 5(a)(xvi) below.

     “Leased Real Property” has the meaning set forth in Section 3(l) below.

     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     “Marble Falls Facility” has the meaning set forth in Section 5(a)(xvii) below.

     “Merger” has the meaning set forth in Section 2(a)(iii) below.

     “Merger Consideration” has the meaning set forth in Section 2(d)(i) below.

     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

     “Net Sales” means the net sales of the Buyer, as determined in accordance with GAAP.

     “Nitec” has the meaning set forth in the preface above.

     “Nitec Shares” means the shares of the common stock of Nitec Delaware, par value $0.01 per share.

     “Noncompetition and Assignment of Inventions Agreement” has the meaning set forth in Section 5(a)(ix) below.

     “Notice of Disagreement with Revenue Statement” has the meaning set forth in Section 2(i)(vi) below.

     “Ordinary Course of Business” means the ordinary course of business as presently conducted consistent with past custom and practice (including with respect to quantity and frequency).

     “Party” has the meaning set forth in the preface above.

     “Pennsylvania Franchise and Income Tax Escrow” has the meaning set forth in Section 8(b)(iv) below.

     “Pennsylvania Municipal Tax Escrow” has the meaning set forth in Section 8(b)(iv) below.

     “Pennsylvania Sales and Use Tax Escrow” has the meaning set forth in Section 8(b)(iv) below.

     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     “Process Agent” has the meaning set forth in Section 9(o) below.

     “Product Warranty Claims” means claims of the customers of the Companies and the German Subsidiary and/or users made at any time following Closing in the Ordinary Course of Business with respect to products sold, manufactured, leased or delivered by the Companies and the German Subsidiary on or prior to the Closing Date which (i) are based solely on the Companies’ and the German Subsidiary’s written product warranties disclosed to Buyer, and (ii) are only for the repair or replacement remedies expressed in such written product warranties.

     “Prohibited Transaction” has the meaning set forth in Section 3(x)(xi)(B) below.

     “Real Property” means, collectively, the real property interests of the Companies and the German Subsidiary, wherever located, but excluding Leased Real Property (as defined in Section 3(l)(ii)).

     “Revenue Interval” has the meaning set forth in Section 2(i)(ii) below.

     “Revenue Statement” has the meaning set forth in Section 2(i)(v) below.

     “Roper Deutschland” has the meaning set forth in the preface above.

     “SEC Reports” has the meaning set forth in Section 4(d) below.

     “Second Escrow Period” has the meaning set forth in Section 8(b)(iii) below.

     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens incurred in the Ordinary Course of Business with respect to Liabilities not yet due and payable, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     “Segovia Ranch” has the meaning set forth in Section 5(a)(xix) below.

     “State Tax Obligations” has the meaning set forth in Section 7(e).

     “Stockholder Disclosure Schedule” has the meaning set forth in Section 3 below.

     “Stockholder Representative” means Donald M. Wreyford, who as a result of the due authorization of this Agreement by the Stockholders shall be deemed to have been appointed by the Stockholders for the purpose of acting on behalf of the Stockholders with respect to the transactions contemplated by this Agreement, including without limitation acting as transfer agent for the Antek Instruments Shares, the Antek Industrial Shares, and the Nitec Shares, administering certain portions of the Aggregate Consideration, as adjusted, as set forth in Section 2 below, and making decisions with respect to indemnity claims and amendments to the Agreement or any ancillary agreements.

     “Stockholders” has the meaning set forth in the preface above.

     “Subsequent Revenue Interval” has the meaning set forth in Section 2(i)(ii) below.

     “Subsidiary” means any corporation, limited partnership, limited liability company, or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, and means specifically, with respect to the Antek Instruments, Antek Instruments GmbH, a corporation organized under the laws of Germany.

     “Surviving Corporation” has the meaning set forth in Section 2(b) below.

     “Takeover Proposal” means any written inquiry, proposal or offer from any Person relating to (A) any direct or indirect acquisition or purchase of (i) the assets of the Companies or the German Subsidiary outside of the Ordinary Course of Business, or (ii) any securities of the Companies or the German Subsidiary (other than the transactions contemplated by this Agreement), or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Companies or the German Subsidiary.

     “Target” shall have the meaning set forth in Section 2(i)(iii) below.

     “Tax” means any federal, state, local, or foreign (including, but not limited to, those of Germany or the European Union) income, built-in gains (within the meaning of Code Section 1374 or any comparable foreign, state or local provisions), gross receipts, excess net passive income (within the meaning of Code Section 1375 or any comparable foreign, state or local provisions), license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, retailer’s occupation taxes and other taxes commonly understood to be sales or use taxes, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and includes, with respect to Antek Instruments GmbH, a corporation organized under the laws of Germany, German taxes as defined in Section 3, paragraph 1 of the German General Tax Code, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, including without limitation supplementary taxes as defined in Section 3, paragraph 3 of the German General Tax Code.

     “Tax Escrow” has the meaning set forth in Section 8(b)(iv) below.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Third Party Claim” has the meaning set forth in Section 8(d)(i) below.

     “Transaction Escrow” has the meaning set forth in Section 8(b)(iv) below.

     “Undisclosed Liabilities” has the meaning set forth in Section 3(i) below.

     “US Plans” has the meaning set forth in Section 3(x)(ii) below.

     2.     ACQUISITION OF GERMAN SUBSIDIARY AND OTHER PRE-CLOSING TRANSACTIONS; MERGER.

     (a) Delaware Re-Incorporation; Inventory Purchase; Acquisition of German Subsidiary

(i) Prior to the Closing, each of the Companies shall take all actions necessary and required under the laws of the State of Texas and the State of Delaware to (x) terminate the corporate existence of each of the Texas Companies in the State of Texas, and (y) establish the corporate existence of each of the Delaware Companies in the State of Delaware.

(ii) Prior to the Closing, Buyer will purchase, acquire and accept from the Texas Companies, and the Texas Companies will sell, assign, convey and deliver to the Buyer, all of the right, title, and interest of the Texas Companies in and to the inventory of the Companies which is part of the Inventory Count, free and clear of any Security Interest (the “Acquired Inventory”) for an aggregate purchase price of One Million Three Hundred Thousand Dollars ($1,300,000), payable by check, which amount shall be allocated $975,000 to the inventory of Antek Instruments Texas and $325,000 to the inventory of Antek Industrial Texas. Each of the Texas Companies and the Buyer will execute a bill of sale or other instrument certificate, in form and substance reasonably satisfactory to the Buyer, to effectuate the same. Immediately prior to the Closing, the Companies shall make a distribution to the Stockholders, pro rata in accordance with the percentage of shares of the capital stock of the Companies owned by each Stockholder; of an amount equal to the purchase price for such Inventory.

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(iii) Prior to the Closing, Roper Deutschland will purchase, acquire and accept from Antek Instruments Texas, and Antek Instruments Texas will sell, assign, convey and deliver to Roper Deutschland, all of its right, title and interest in and to the capital stock of the German Subsidiary (the “German Subsidiary Shares”), free and clear of any Security Interest, for a purchase price of Sixty Thousand Dollars (US$60,000), which amount shall be paid to a bank or other account designated in writing to the Parent by Antek Instruments Texas by wire transfer or other immediately available funds. Immediately prior to the Closing, Antek Instruments Texas shall make a distribution to its shareholders, pro rata in accordance with the percentage of shares of the capital stock of Antek Instruments owned by each such shareholder, of an amount equal to the purchase price for the German Subsidiary Shares.

     (b) Merger.

     At the Closing and subject to the terms and conditions of this Agreement, the Delaware Companies shall be merged with and into the Buyer (the “Merger”), in accordance with the relevant provisions of the Delaware Act, the separate corporate existence of each of the Delaware Companies shall cease and the Buyer shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effect set forth in the Delaware Act.

     (c) Execution of Merger.

     At the Closing, the Parties shall cause the Merger to be consummated by delivering a certificate of merger to the Secretary of State of Delaware executed in accordance with relevant provisions of the Delaware Act for filing thereby. The Certificate of Incorporation of the Buyer as in effect immediately prior to the Closing shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that the name of the Surviving Corporation shall be Antek Instruments, Inc. The bylaws of the Buyer as in effect immediately prior to the Closing shall be the bylaws of the Surviving Corporation. The officers and directors of Buyer immediately prior to the Closing shall be the officers and directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

(d) Effect of Merger. At the Closing, by virtue of the Merger and without any action on the part of the holders thereof:
(i) all of the Antek Instruments Shares, Antek Industrial Shares, and Nitec Shares shall be converted into, and represent the right to receive in the manner provided in Section 2(e) below, (x) Twenty Million Seven Hundred Eighty Thousand Six Hundred Two and 84/100 Dollars ($20,780,602.84) plus (y) the post-Closing contingent payments set forth in Section 2(i) below (the “Aggregate Consideration”) less the amounts to be paid at Closing described in Section 2(e)(i), Section 2(e)(ii), Section 2(e)(iii), and Section 2(e)(iv) below (the net amount referred to as the “Merger Consideration”);

(ii) each share of capital stock of Antek Instruments Delaware, Antek Industrial Delaware, and Nitec Delaware that is held in the treasury of the Antek Instruments Delaware, Antek Industrial Delaware, or Nitec Delaware, if any, shall be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefor; and

(iii) each issued and outstanding share of capital stock of Buyer shall be converted into and become one fully paid and non-assessable share of capital stock of the Surviving Corporation.

(e) Reductions from and Payment of Aggregate Consideration. At Closing, the Aggregate Consideration shall be reduced or paid as follows:

(i) That amount, if any required to be paid to applicable lenders, if any, to satisfy in full the Indebtedness of the Companies and the German Subsidiary as of the Closing Date (other than the Indebtedness of the Companies to Marble Falls Industrial Development Corporation with respect to the Marble Falls Facility.)

(ii) $777,725.92, shall be paid to Larry Wreyford to satisfy in full the Indebtedness of the Companies as of the Closing Date to Larry Wreyford in connection with prior repurchases by the Companies of certain of his shares of Antek Industrial Texas, Antek Instruments Texas, and Nitec Texas;

(iii) $2,000,000 shall be paid to the Escrow Agent as the Transaction Escrow, to be held and disbursed as provided in Section 8 below and the Escrow Agreement;

(iv) $642,000 shall be paid to the Escrow Agent as the Tax Escrow, to be held and disbursed as provided in Section 7(e) and Section 8 below, and the Escrow Agreement; and

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(v) the balance of the Merger Consideration shall be paid to a bank or other account designated in writing to the Buyer by the Stockholder Representative at least two business days prior to the Closing Date by wire transfer or other immediately available funds, which amount shall be paid to the Stockholders, pro rata in the manner set forth in Section 2(e)(v) of the Stockholder Disclosure Schedule.

(vi) the Aggregate Consideration shall be allocated by the Parties for tax purposes in accordance with the principles set forth in Schedule 2(e)(vi) hereto.

     (f) Surrender of Stock Certificates.

     The Stockholders and the Delaware Companies hereby appoint Stockholder Representative as transfer agent for the purpose of exchanging certificates representing the Antek Instruments Shares, the Antek Industrial Shares, and the Nitec Shares for each Stockholder’s portion of the Aggregate Consideration, as set forth in Section 2(e) above. At the Closing, each Stockholder shall deliver an executed stock power, in a form reasonably satisfactory to the Parent, together with those original certificates that immediately prior to the Closing represented the Antek Instruments Shares, the Antek Industrial Shares, and the Nitec Shares held by the Stockholders, or a duly executed affidavit of lost certificate and indemnity for any Antek Instruments, Antek Industrial, or Nitec, Certificate which has been lost, stolen, seized or destroyed (the “Certificates”), to Parent. Upon the surrender of Certificates to Parent, the Stockholders shall be entitled to receive in exchange therefor the Merger Consideration in accordance with the provisions of this Agreement.

     (g) The Closing.

     The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002, at 10:00 a.m., on August 11, 2000, or such other date and time, or in such other manner, as the Parties may agree (the “Closing Date”). As between themselves, the Parties agree that the transactions contemplated by this Agreement and the transfer of the Business to Buyer shall be effective as of the opening of business on the Closing Date.

     (h) Deliveries at the Closing.

     At the Closing, (i) the Companies and the Stockholders will deliver to the Parent and the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Parent and the Buyer will deliver to the Companies and the Stockholder Representative the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Companies and the Stockholders will execute, acknowledge (if appropriate), and deliver to the Parent and the Buyer such documents as the Parent, the Buyer and their counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Companies such documents as the Companies and the Stockholder Representative and their counsel reasonably may request; and (v) the Buyer will deliver to the Stockholders, and others specified in Section 2(e), the Aggregate Consideration.

(i) Earn-Out Payments.

(i) The Stockholders, in the manner set forth in Section 2(e)(v) of the Stockholder Disclosure Schedule, will be entitled to receive contingent payments up to Six Million Dollars ($6,000,000) (the “Earn-out Payments”) in accordance with the provisions of this Section 2(i). Set forth in Section 2(i)(iii) below is a target of the anticipated Net Sales of the Buyer to be incurred during each Revenue Interval (as defined below). In the event that the Net Sales of the Buyer incurred during each Revenue Interval exceed the respective Target (as defined in Section 2(i)(iii) below) for such Revenue Interval, Earn-out Payments which equal (A) 0.22, multiplied by (B) (x) the Net Sales of the Buyer incurred during such Revenue Interval, less (y) the Target for such Revenue Interval (as defined in Section 2(i)(iii) below), shall be payable to the Stockholders with respect to such Revenue Interval.

(ii) The Earn-out Payments (if any) shall be made with respect to Net Sales incurred during (i) the period from January 1, 2000, through December 31, 2000 (the “First Revenue Interval”), and (ii) each subsequent calendar year ending on December 31, from January 1, 2001, through December 31, 2004 (each a “Subsequent Revenue Interval”) (the First Revenue Interval, and each Subsequent Revenue Interval, a “Revenue Interval”), and will be paid in accordance with Section 2(i)(ix) upon the final determination of the Revenue Statement for the applicable Revenue Interval in accordance with this Section 2(i).

(iii) As used in this Section 2(i), the target of the anticipated Net Sales of the Buyer to be incurred during each Revenue Interval (the “Target”) is as follows: (A) with respect to the First Revenue Interval, the Target shall equal $15,844,700; (B) with respect to the January 1, 2001, through December 31, 2001, Revenue Interval, the Target shall equal $20,259,300; (C) with respect to the January 1, 2002, through December 31, 2002, Revenue Interval, the Target shall equal $26,180,400; (D) with respect to the January 1, 2003, through December 31, 2003, Revenue Interval, the Target shall equal $31,023,000; and (E) with respect to the January 1, 2004, through December 31, 2004, Revenue Interval, the Target shall equal $36,762,000.

(iv) Any amount or calculation to be made in connection with the Earn-out Payments shall be determined or made in accordance with GAAP, and to the extent consistent with GAAP, consistent with the past accounting methodologies of the Companies. All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

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(v) Within sixty (60) days following the end of each Revenue Interval, the Buyer shall, at its expense, conduct a financial review of the business of the Buyer, and in connection with such review, shall prepare a statement of Net Sales of the Buyer with respect to such Revenue Interval (the “Revenue Statement”). Promptly after completion of the review and the preparation of the Revenue Statement for the applicable Revenue Interval (but in no event later than 90 days following the end of such Revenue Interval), the Buyer at its expense shall deliver to the Stockholder Representative a copy of such Revenue Statement, together with copies of such computations and all reasonable supporting documentation. During the 60 days immediately following receipt of the Revenue Statement by the Stockholder Representative, the Stockholder Representative and his accountants shall be entitled to review the Revenue Statement and any working papers, trial balances and similar materials relating to the Revenue Statement prepared by the Buyer or its accountants, and the Buyer shall provide the Stockholder Representative and his accountants with reasonable access, during the Buyer’s normal business hours, to the Buyer's personnel, properties, books and records for the sole purpose of verifying the Revenue Statement.

(vi) The Revenue Statement shall become final and binding upon the Parties on the 10th day following written notice from the Stockholder Representative that the Revenue Statement is agreed to, or in the absence of such notice, on the 61st day following delivery of such Revenue Statement, unless the Stockholder Representative gives written notice to the Buyer of their disagreement with the Revenue Statement (a “Notice of Disagreement with Revenue Statement”) prior to such date. Any Notice of Disagreement with Revenue Statement shall specify in reasonable detail the nature of any disagreement so asserted.

(vii) If a timely Notice of Disagreement with Revenue Statement is received by the Buyer with respect to the Revenue Statement, then the Revenue Statement shall become final and binding upon the Parties on the earlier of (A) the date the Buyer and the Stockholder Representative resolve in writing all differences they have with respect to the matters specified in a Notice of Disagreement with Revenue Statement, or (B) the date the matters in dispute are finally resolved in writing by the Arbitrator in the manner described below.

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(viii) During the 30 days immediately following the delivery of any Notice of Disagreement with Revenue Statement, the Buyer and the Stockholder Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement with Revenue Statement. During such period, the Stockholder Representative and his accountants shall each have access to the Buyer’s working papers, trial balances and similar materials (including the working papers, trial balances and similar materials of the Buyer’s accountants) prepared in connection with the Buyer’s preparation of the Revenue Statement. If such differences have not been resolved by the end of such 30-day period, the Buyer and the Stockholder Representative shall submit to the Houston, Texas, office of PriceWaterhouseCoopers, LLP (the “Arbitrator”) for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement with Revenue Statement (it being understood that the Arbitrator shall act as an arbitrator to determine only those matters which remain in dispute), and the Arbitrator shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (A) in writing, (B) furnished to the Buyer and the Stockholder Representative as soon as practicable after the items in dispute have been referred to the Arbitrator, and (C) made in accordance with this Agreement. The Revenue Statement, with any adjustments necessary to reflect the Arbitrator's resolution of the matters in dispute, shall become final and binding on the Parties on the date the Arbitrator delivers its final resolution to the Parties. Each Party shall pay its own costs and expenses incurred in connection with such arbitration, provided that the fees and expenses of the Arbitrator shall be borne 50% by the Buyer and 50% by the Stockholders. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(ix) If an Earn-out Payment is payable with respect to any Revenue Interval as determined in accordance with this Section 2(i), such Earn-out Payment shall be paid by the Buyer to the Stockholders, pro rata in the manner set forth in Section 2(e)(v) of the Stockholder Disclosure Schedule, within ten (10) days following the Stockholders’ agreement to or final resolution of the applicable Revenue Statement; provided, however, that any Earn-Out Payment payable with respect to the First Revenue Interval shall be due and payable on the later of (a) the 10th day following the date of the Stockholder’s agreement to a final resolution of the applicable Revenue Statement and (b) the first business day following the first anniversary of the Closing Date. In no event, however, shall the aggregate amount of all Earn-out Payments exceed $6,000,000, and under no circumstances shall the Stockholders be entitled to allocate Net Sales from one Revenue Interval to another Revenue Interval.

(x) Until December 31, 2004, (a) the Buyer shall, and Parent shall cause the Buyer to, maintain separate books of account for the Net Sales of the Business, for the purposes of determining whether Buyer has achieved the Targets set forth in this Section 2(i); (b) the Buyer shall not, and Parent shall not permit Buyer to, sell or dispose of any substantial part of the Business or the assets thereof in a manner that would otherwise materially impair the Net Sales of the Business; and (c) the Buyer shall operate the Business in the Ordinary Course of Business, which for the purposes of this Section 2(i) shall also mean the maintenance of the Business’ historical levels of gross margins and capital expenditures. Parent and Buyer shall not permit any other of their affiliates to divert for their benefit, directly or indirectly, the Net Sales potential of the Business; provided, that, affiliates of the Parent with sales and distribution capabilities comparable to third parties may as an agent or representative represent and/or distribute products of the Business on terms and conditions comparable to what would have been offered by such third parties if proceeds from such sales are credited to Net Sales for purposes of determining whether any Target has been achieved.

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(xi) It is expressly understood between Buyer, Parent and Stockholders that the Earn-Out Payments contemplated herein are included as part of the consideration paid for the stock of the Companies pursuant to this Section 2.

     3.     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

     The Stockholders, jointly and severally, represent and warrant to the Parent and the Buyer that the statements contained in this Section 3 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date, except as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Companies and the Stockholder Representative accompanying this Agreement and initialed by the Stockholder Representative and the Buyer (the “Stockholder Disclosure Schedule”). The Stockholder Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) Organization of the Companies and the German Subsidiary.

(i) Prior to the Closing, Antek Instruments Texas was a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and was duly qualified to conduct business in every jurisdiction where such qualification was required. Antek Instruments Delaware is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Stockholders listed on Section 3(a)(i) of the Stockholder Disclosure Schedule are the sole record and beneficial owners of the capital stock of Antek Instruments Delaware.

(ii) Prior to the Closing, Antek Industrial Texas was a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and was duly qualified to conduct business in every jurisdiction where such qualification was required. Antek Industrial Delaware is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Stockholders listed on Section 3(a)(ii) of the Stockholder Disclosure Schedule are the sole record and beneficial owners of the capital stock of Antek Industrial Delaware.

(iii) Prior to the Closing, Nitec Texas was a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and was duly qualified to conduct business in every jurisdiction where such qualification was required. Nitec is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Stockholders listed on Section 3(a)(iii) of the Stockholder Disclosure Schedule are the sole record and beneficial owners of the capital stock of Nitec Delaware.

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(iv) Prior to the Closing, Antek Instruments GmbH was a Subsidiary of Antek Instruments Texas, and is a corporation duly organized, validly existing, and in good standing under the laws of Germany and is duly qualified to conduct business in every jurisdiction where such qualification is required. Antek Instruments Texas was the sole record and beneficial owner of the capital stock of Antek Instruments GmbH.

(v) The jurisdictions in which the Companies and the German Subsidiary are qualified to do business are set forth in Section 3(a)(v) of the Stockholder Disclosure Schedule.

     (b) Authorization of Transaction.

     The Companies and the Stockholders have full power and authority (including, with respect to the Companies, full corporate power and authority) to execute and deliver this Agreement and to perform its or his obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of the Companies and the stockholders of the Companies have duly authorized the execution, delivery, and performance of this Agreement by the Companies. This Agreement constitutes the valid and legally binding obligation of the Companies and the Stockholders, enforceable in accordance with its terms and conditions. Neither the Companies, the German Subsidiary, nor the Stockholders need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any United States, Germany, European Union, or other governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

     (c) Noncontravention.

     Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Companies, the German Subsidiary, or the Stockholders are subject or any provision of the articles of incorporation or the bylaws of the Companies or the German Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Companies, the German Subsidiary, or the Stockholders are a party or by which the Companies, the German Subsidiary, or the Stockholders are bound or to which any of the assets of the Companies or the German Subsidiary are subject (or result in the imposition of any Security Interest upon any of the assets of the Companies or the German Subsidiary).

     (d) Brokers’ Fees.

     Neither the Companies, the German Subsidiary, nor the Stockholders has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except the fees and expenses of Prism Group LLC, which shall be paid by the Stockholders.

     (e) Title to Assets and Stock.

     The Companies and the German Subsidiary have good title to or a valid leasehold interest in all of the assets used in the conduct of the Business free and clear of any Security Interest other than such imperfections or irregularities of title, encumbrances, liens, charges or other conditions, restrictions or reservations as do not affect the use or value to the Company of such assets or otherwise impair the operation of the Business. The Stockholders have, and at Closing will have, good title and interest in and to and the right to convey the Antek Instruments Shares, the Antek Industrial Shares, and the Nitec Shares, free and clear of all Security Interests or restrictions on transfer.

     (f) Capitalization.

(i) Section 3(f)(i) of the Stockholder Disclosure Schedule sets forth the number of authorized, issued, and outstanding equity securities of each of the Delaware Companies and each of their Subsidiaries, and indicates the record and beneficial owners of such securities.

(ii) The Antek Instruments Shares constitute all of the issued and outstanding capital stock of Antek Instruments Delaware, are validly issued, fully paid and non-assessable and owned, beneficially and of record, by the Stockholders set forth on Section 3(a)(i) of the Stockholder Disclosure Schedule, and none of the Antek Instruments Shares are subject to, nor have any been issued in violation of, pre-emptive or similar rights.

(iii) The Antek Industrial Shares constitute all of the issued and outstanding capital stock of Antek Industrial Delaware, are validly issued, fully paid and non-assessable and owned, beneficially and of record, by the Stockholders set forth on Section 3(a)(ii) of the Stockholder Disclosure Schedule, and none of the Antek Industrial Shares are subject to, nor have any been issued in violation of, pre-emptive or similar rights.

(iv) The Nitec Shares constitute all of the issued and outstanding capital stock of Nitec Delaware, are validly issued, fully paid and non-assessable and owned, beneficially and of record, by the Stockholders set forth on Section 3(a)(iii) of the Stockholder Disclosure Schedule, and none of the Nitec Shares are subject to, nor have any been issued in violation of, pre-emptive or similar rights.

(v) The German Subsidiary Shares constitute all of the issued and outstanding capital stock of the German Subsidiary, are validly issued, fully paid and non-assessable and, at the time of the transfer of such stock as contemplated by Section 2(a)(iii) of this Agreement, owned beneficially and of record, by the stockholders set forth on Section 3(f)(v) of the Stockholder Disclosure Schedule, and none of the German Subsidiary Shares are subject to, nor have any been issued in violation of, pre-emptive or similar rights. Except for the German Subsidiary or as otherwise set forth on Section 3(f)(v) of the Stockholder Disclosure Schedule, neither the Companies nor the German Subsidiary have any Subsidiaries, and have never had any Subsidiaries.

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(vi) All issuances, sales and repurchases of equity interests by the Companies and the German Subsidiary have been effected in compliance with all applicable laws, including, without limitation, applicable foreign, federal and state securities laws. The stock ledger and other corporate records of the Companies and the German Subsidiary contain a complete and correct record of all issuances and transfers of equity interests of the Companies and the German Subsidiary. There are no preemptive or similar rights on the part of any holder of any Antek Instruments Shares, Antek Industrial Shares, or Nitec Shares. No options, warrants, conversion or other rights, agreements, phantom stock plans, commitments, arrangements or understandings of any kind obligating the Companies and the German Subsidiary, contingently or otherwise, to issue or sell any shares of its common stock or any securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no authorization therefor have been given. As of Closing, the Companies and the German Subsidiary have terminated all Equity Rights, without further liability to the Companies and the German Subsidiary.

     (g) Financial Statements.

     Attached hereto as Section 3(g) of the Stockholder Disclosure Schedule are audited consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Companies and the German Subsidiary for the periods ending as of December 31, 1999, and December 31, 1998, and unaudited interim consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Companies and the German Subsidiary through May 31, 2000 (the “Financial Statements”).

(i) Each of the Financial Statements is true, correct, complete and consistent with the books and records of the Companies and the German Subsidiary. Each of the Financial Statements has been prepared in strict conformity with GAAP and, to the extent in compliance with GAAP, on a consistent basis throughout the periods covered thereby and presents fairly the financial condition and results of operations and cash flows of the Companies and the German Subsidiary at the dates and for the periods specified, subject, in the case of unaudited financial statements, to the absence of notes and the absence of normal recurring year-end adjustments and procedures (none of which require material adjustment or are inconsistent with past practice).

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(ii) Neither the Companies nor the German Subsidiary have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements. Accounts payable reflected in the Financial Statements have arisen from bona fide transactions. All debts, liabilities and obligations of the Companies and the German Subsidiary incurred after the date of the Financial Statements were incurred in the Ordinary Course of Business, arose from bona fide transactions, and are usual and normal in amount both individually and in the aggregate. Neither the Companies nor the German Subsidiary are directly or indirectly liable to or obligated to provide funds in respect of or assume any obligation or Liability of any Person except to the extent reflected and fully reserved against in the Financial Statements. Except as set forth in the Financial Statements, all liabilities of the Companies and the German Subsidiary can be prepaid without penalty at any time.

     (h) Events Subsequent to December 31, 1999.

     Since December 31, 1999, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Companies and the German Subsidiary, taken as a whole. Without limiting the generality of the foregoing, since that date, the Companies and the German Subsidiary:

(i) have not sold, leased, transferred, or assigned any of its assets, tangible or intangible, except for sales of inventory in the Ordinary Course of Business;

(ii) have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $30,000 or outside the Ordinary Course of Business except for purchase and sales orders on standard terms and conditions;

(iii) have not, and to the Knowledge of the Companies no party has, accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $30,000 to which the Companies or the German Subsidiary is a party or by which it is bound;

(iv) have not imposed or permitted any Security Interest upon any of their assets, tangible or intangible;

(v) have not made any capital expenditure (or series of related capital expenditures) either involving more than $30,000 or outside the Ordinary Course of Business;

(vi) have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

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(vii) have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

(viii) have not delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business;

(ix) have not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(x) have not granted any license or sublicense of any rights under or with respect to any Intellectual Property (other than implied licenses in connection with the sale of products);

(xi) have not changed or authorized any change in their articles of incorporation, bylaws, or similar charter documents;

(xii) have not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their property;

(xiii) have not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees;

(xiv) have not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xv) have not granted any increase in the compensation of any of their directors, officers, and employees;

(xvi) have not adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of their directors, officers, and employees (or, except to the extent required to comply with the requirements of the Code or ERISA, taken any such action with respect to any other Employee Benefit Plan);

(xvii) have not made any other change in employment terms for any of their directors, officers, and employees except in the case of employees, normal periodic individual salary increases in accordance with past practice;

(xviii) have not made or pledged to make any charitable or other capital contribution;

(xix) have not suffered or experienced any other material adverse occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

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(xx) have not declared or paid any dividend or other distribution, whether in cash or other property other than with respect to distributions to be made to the Stockholders pursuant to Sections 2(a)(iii) of this Agreement; and

(xxi) have not entered into a commitment to do any of the foregoing.

     (i) Undisclosed Liabilities.

     Neither the Companies nor the German Subsidiary have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Companies and the German Subsidiary giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements, and (ii) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty claims, product liability, tort, infringement, or violation of law), and (iii) Liabilities disclosed in Section 3(i) of the Stockholder Disclosure Schedule (“Undisclosed Liabilities”).

     (j) Legal Compliance.

     The Companies and the German Subsidiary have conducted their Business in compliance with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), which the failure to comply with which, individually or in the aggregate, will result in Adverse Consequences the costs of which will exceed $5,000, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Companies and the German Subsidiary alleging any failure so to comply. The Companies and the German Subsidiary have duly filed all reports and returns required to be filed by it with governmental authorities and obtained all governmental permits and licenses and other governmental consents which are required in connection with the businesses and operations of the Companies and the German Subsidiary; all of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them are pending or threatened, except where any of the above would not have a material adverse effect on the Companies and the German Subsidiary, taken as a whole.

     (k) Tax Matters.

(i) From their inception, each of the Texas Companies have had in effect valid and binding elections to be treated either as an “S Corporation” or a “qualified subchapter S subsidiary”, as the case may be, within the meaning of Code Sections 1361 et. seq. for federal income tax purposes.

(ii) The Companies and the German Subsidiary have filed all Tax Returns that they were required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Companies, the German Subsidiary and the Stockholders (whether or not shown on any Tax Return), except for sales or use Taxes reflected on the Estimated Closing Date Balance Sheet, have been paid or adequate reserves have been made therefor. Neither the Companies nor the German Subsidiary are the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Companies or the German Subsidiary does not file Tax Returns that the Companies or the German Subsidiary are or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Companies or the German Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. Neither the Companies nor the German Subsidiary have been a member of an Affiliated Group (other than a group the common parent of which was the Companies) that has filed a “consolidated return” within the meaning of Code Section 1501, or has filed a combined or consolidated return with another entity with any other taxing authority.

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(iii) The Companies and the German Subsidiary have made all withholdings of Taxes required to be made in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

(iv) Neither the Companies nor the German Subsidiary are currently under audit with respect to Taxes by any authority, and have not received any notice or other indication that any authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Companies or the German Subsidiary either (A) claimed or raised by any authority in writing or (B) as to which the Companies have Knowledge based upon contact with any agent or representative of such authority. Section 3(k) of the Stockholder Disclosure Schedule lists all federal, state, local, and foreign income Tax returns filed with respect to the Companies and the German Subsidiary for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Companies have delivered to the Buyer true, correct and complete copies of all federal and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies and the German Subsidiary since December 31, 1995.

(v) Neither the Companies nor the German Subsidiary have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi) Neither the Companies nor the German Subsidiary have made any payments, are obligated to make any payments, or is a party to any agreement that could obligate any of them to make any payments that will not be deductible under Code Section 280G. Neither the Companies nor the German Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Companies nor the German Subsidiary (A) have been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Companies) or (B) have any Liability for the Taxes of any Person (other than the Companies) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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(l) Real Property.
(i) Section 3(l)(i) of the Stockholder Disclosure Schedule describes the Real Property. Neither the Companies nor the German Subsidiary own any real property except the Real Property. With respect to the Real Property:

(A) there are no pending or, to the Knowledge of the Companies, threatened condemnation proceedings, lawsuits, annexations or administrative actions, special assessments, impact fees, or other governmental exactions (other than ad valorem taxes) relating to the Real Property or other matters affecting materially and adversely the current use or occupancy thereof;

(B) the Real Property is in compliance with all zoning, building, health and other land use laws, ordinances, rules, codes, regulations, orders and requirements, the damages for noncompliance with which would exceed $10,000;

(C) all facilities located on the parcel of Real Property have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

(D) there are no leases, subleases, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property;

(E) there are no outstanding contracts, options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein; and there are no management, maintenance, service or other operating contracts or agreements affecting the Real Property or any portion thereof which shall survive the Closing;

(F) there are no parties (other than the Companies and the German Subsidiary) in possession of the Real Property;

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(G) adequate and usable public sanitary and storm sewers, public water facilities and other utilities are available without charge except for customary usage charges;

(H) no portion of the Real Property is subject to any restrictions on use or development, such as being a government designated “wetland” area; and

(I) the Real Property has not been used as a landfill or for the dumping of debris or mining activities.

(ii) Section 3(l)(ii) of the Stockholder Disclosure Schedule lists and describes briefly all real property leased to the Companies and the German Subsidiary (the “Leased Real Property”). The Companies have delivered to the Buyer true, correct and complete copies of the leases for the Leased Real Property (as amended to date). With respect to each lease for Leased Real Property:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B) neither the Companies nor the German Subsidiary are, and to the Knowledge of the Companies, no party to the lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) neither the Companies nor the German Subsidiary have, and to the Knowledge of the Companies, no party to the lease or sublease has, repudiated any provision thereof;

(D) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

(E) neither the Companies nor the German Subsidiary have assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; or

(F) all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required to be obtained by the Companies and the German Subsidiary in connection with the operation thereof and have been operated and maintained by the Companies and the German Subsidiary in all material respects in accordance with applicable laws, rules, and regulations.

(m) Intellectual Property. 25

(i) The Companies and the German Subsidiary own or have the right to use pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary or used in the operation of the Business as presently conducted or, to the Knowledge of the Companies, as proposed to be conducted. No Stockholder owns any Intellectual Property used in the operation of the Business. Each item of Intellectual Property included among the assets of the Companies and the German Subsidiary or owned or used by the Companies, the German Subsidiary, or the Stockholders immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) Neither the Companies nor the German Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. Neither the Companies nor the German Subsidiary has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation with respect to any Intellectual Property currently used in the Business (including any claim that any of the Companies or the German Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Companies or the German Subsidiary.

(iii) Section 3(m)(iii) of the Stockholder Disclosure Schedule identifies each patent or registration which has been issued or transferred to the Companies, the German Subsidiary, or the Stockholders with respect to any of the Intellectual Property, identifies each pending patent application for registration which the Companies, the German Subsidiary, or the Stockholders has made with respect to any of the Intellectual Property, and identifies each license, agreement, or other permission which the Companies, the German Subsidiary, or the Stockholders has granted to any third party with respect to any of its Intellectual Property other than implied licenses given in connection with the sale of its products.. The Companies have delivered or made available to the Buyer true, correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Stockholder Disclosure Schedule also identifies each trade name or unregistered trademark used by the Companies and the German Subsidiary in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Stockholder Disclosure Schedule:

(A) the Companies and the German Subsidiary possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

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(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Companies, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Neither the Companies, the German Subsidiary, nor the Stockholders have agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item other than in connection with the sale of products in the Ordinary Course of Business under the standard conditions of sale of the Companies and the German Subsidiary.

(iv) Section 3(m)(iv) of the Stockholder Disclosure Schedule identifies each item of Intellectual Property that any third party (including any Stockholder) owns and that the Companies and the German Subsidiary use pursuant to license, sublicense, agreement, or permission. The Companies have delivered to the Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iv) of the Stockholder Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time in effect that affect creditors' rights generally;

(B) neither the Companies nor the German Subsidiary, nor to the Knowledge of the Companies, any other party to the license, sublicense, agreement, or permission, is in breach or default, and no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) neither the Companies nor the German Subsidiary have, and to the Knowledge of the Companies, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

(D) with respect to each sublicense, to the Knowledge of the Companies, the representations and warranties set forth in subsections (A) through (C) above are true and correct with respect to the underlying license;

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(E) to the Knowledge of the Companies, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(F) to the Knowledge of the Companies, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(G) neither the Companies nor the German Subsidiary have granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission other than in connection with the sale of products in the Ordinary Course of Business under the standard conditions of sale of the Companies and the German Subsidiary.

     (n) Tangible Assets.

     The Companies and the German Subsidiary own or lease all buildings, machinery, equipment, and other tangible assets used in the conduct of the Business as presently conducted. Such tangible assets, taken as a whole, are free from known material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.

     (o) Inventory.

     The inventory of the Companies and the German Subsidiary consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable, and none of which is slow moving (except for parts and components on hand for servicing products already sold), obsolete, damaged, or defective, subject to the reserve for any inventory write-down set forth in accordance with GAAP on the face of the Financial Statements.

     (p) Contracts.

     Section 3(p) of the Stockholder Disclosure Schedule lists the following contracts and other agreements, written or oral, to which any of the Companies or the German Subsidiary is a party:

(i) all customer orders, and the purchase prices thereof, accepted by the Companies or the German Subsidiary and in order backlog as of June 30, 2000;

(ii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $30,000 per annum;

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(iii) any agreement (or group of related agreements), other than customer orders, for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or which to the Knowledge of the Companies, will result in a loss to the Companies or the German Subsidiary, or which involves consideration, in excess of $30,000;

(iv) any partnership or joint venture agreement;

(v) any agreement (or group of related agreements) under which any of them have created, incurred, assumed, or guaranteed any Indebtedness, under which any of them have imposed a Security Interest on any of their assets, tangible or intangible;

(vi) any confidentiality or noncompetition agreement;

(vii) any agreement involving the Stockholders to which the Companies or the German Subsidiary is a party;

(viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any of their current or former directors, officers, and employees;

(ix) any agreement (A) for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $30,000 or (B) providing severance benefits;

(x) any agreement under which any of them have advanced or loaned any amount to any of their directors, officers, and employees;

(xi) any agreement under which the consequences of a default or termination would have an adverse effect in the amount of $30,000 or more on the business, financial condition, operations or results of operations of the Companies or the German Subsidiary; or

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $30,000.

The Companies have delivered or made available to the Buyer a true, correct and complete copy of each written agreement listed in Section 3(p) of the Stockholder Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the Stockholder Disclosure Schedule. With respect to the customer orders set forth in Section 3(p)(i) above, all such orders have been priced at an amount consistent with past practice and in excess of the cost to the Companies and the German Subsidiary of purchasing and manufacturing such goods. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (B) to the Knowledge of the Companies, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (C) neither the Companies nor the German Subsidiary are, and to the Knowledge of the Companies, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreements; (D) no party has repudiated any provision of the agreement; and (E) such agreement does not prohibit or require consent in the event of a change of control of the Companies or the German Subsidiary. With respect to each customer order listed in Section 3(p) of the Stockholder Disclosure Schedule and valued at more than $10,000, the Companies do not have any Knowledge of any basis for cancellation thereof.

     (q) Notes and Accounts Receivable.

     The notes and accounts receivable of the Companies and the German Subsidiary included among the assets are reflected properly on their books and records and are valid receivables arising from bona fide transactions subject to no setoffs or counterclaims; and all of such notes and accounts receivable will be collectable when due, subject only to the reserve for bad debts set forth on the face of the Financial Statements dated as of May 31, 2000.

     (r) Powers of Attorney.

     There are no outstanding powers of attorney executed on behalf of the Companies or the German Subsidiary.

     (s) Insurance.

     Section 3(s) of the Stockholder Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Companies and the German Subsidiary have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

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(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) all policy premiums due to date have been paid in full, and to the Knowledge of the Companies, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods for which it purports to provide coverage subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement or moratorium or other similar laws from time to time affecting creditor’s rights generally; (B) neither the Companies nor the German Subsidiary or, to the Knowledge of the Companies, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. There are no self-insurance arrangements affecting the Companies and the German Subsidiary.

     (t) Litigation.

     Neither the Companies nor the German Subsidiary (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) are a party nor, to the Knowledge of the Companies, are threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     (u) Product Warranty.

     Each product manufactured, sold, leased, or delivered by the Companies and the German Subsidiary or service provided by the Companies and the German Subsidiary has been in conformity with all of their applicable contractual commitments and express and implied warranties, and neither the Companies nor the German Subsidiary have any Liability with respect to such products manufactured, sold, leased, or delivered (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) in excess of, in the aggregate, $5,000. Except as otherwise may be provided by applicable law, no product manufactured, sold, leased, or delivered by the Companies and the German Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(u) of the Stockholder Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Companies and the German Subsidiary (containing applicable guaranty, warranty, and indemnity provisions).

     (v) Product Liability.

     There are no existing or, to the Knowledge of the Companies, threatened, claims against the Companies and the German Subsidiary arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Companies and the German Subsidiary which could result in Liability to the Companies and the German Subsidiary, taken as a whole, and the Companies do not have any Knowledge of a reasonable basis for any such claim.

     (w) Employees.

     Section 3(w) of the Stockholder Disclosure Schedule sets forth (A) the name, (B) the current annual salary (or hourly wage), including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, and (C) the specific identity of the employing entity, of all present employees, consultants, and independent contractors employed by the Companies and the German Subsidiary. To the Knowledge of the Companies, no executive, key employee, or group of employees has any plans to terminate employment with the Companies and the German Subsidiary within the six (6) months following the date of this Agreement. Neither the Companies nor the German Subsidiary are a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, or claims of unfair labor practice. The Companies do not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees. There is no claim outstanding or, to the Knowledge of the Companies, threatened, or any Basis for a claim respecting employment of any past or present employee of the Companies and the German Subsidiary including, without limitation, claims of personal injury (unless fully covered by worker's compensation, liability or indemnity insurance) discrimination, wage, hours or similar laws or regulations. There are no written employment or similar agreements for a fixed term between any employee of the Companies and the German Subsidiary and the Companies and the German Subsidiary; each employee of the Companies and the German Subsidiary is an at-will employee.

     (x) Employee Benefits.

(i) No other corporation, trade, business, or other entity, would, together with the Companies and the German Subsidiary, constitute a single employer within the meaning of Code Section 414.

(ii) Section 3(x) of the Stockholder Disclosure Schedule contains a true and complete list of all of the Employee Benefit Plans which are presently in effect or which have previously been in effect within the last three (3) years for the benefit of current or former employees, officers, directors or consultants of the Companies and the German Subsidiary (the “Company Plans”). All Company Plans established or maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens are referred to herein as “Foreign Plans” and all other Company Plans are referred to herein as “US Plans”. Neither the Companies nor the German Subsidiary have any bonus compensation plans of any kind.

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(iii) Each US Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of United States law, and each Foreign Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of German, European Union, or other applicable foreign law. To the Knowledge of the Companies, all reports, returns and similar documents required to be filed with any governmental agency or distributed to any participant of each Company Plan have been duly and timely filed or distributed in all material respects.

(iv) No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Companies, threatened, with respect to any Company Plan and no event or condition exists or may be reasonably expected to occur which would result in the Companies and the German Subsidiary having any liability in respect of any Company Plan not reflected on the Financial Statements.

(v) The Companies and the German Subsidiary have made all contributions or payments to or under each US Plan required by United States law, and to each Foreign Plan required by German, European Union, or other applicable foreign law, or by the terms of such Company Plan.

(vi) There is no lien outstanding upon any Assets pursuant to Code Section 412(n) in favor of any Company Plan.

(vii) Neither the Companies nor the German Subsidiary have any past, present or future obligation or liability to contribute to any multiemployer plan as defined in ERISA Section 3(37).

(viii) Neither the Companies nor the German Subsidiary are obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Code Section 280G(b) (determined without regard to Code Section 280G(b)(2)(A)(ii)).

(ix) With respect to each of the Company Plans:

(A) each of the Company Plans has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code, other applicable law, and all regulations promulgated thereunder;

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(B) none of the US Plans nor any Fiduciary has engaged in a Prohibited Transaction as defined in ERISA Section 406 or Code Section 4975 (for which no individual or class exemption exist under ERISA Section 408 or Code Section 4975, respectively);

(C) all filings and reports as to each of the US Plans required to have been made on or before the Closing Date to the Internal Revenue Service, or to the United States Department of Labor or to the Pension Benefit Guaranty Corporation, have been or will be duly made by that date;

(D) each of the US Plans which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service as to qualification of such US Plan for the period from its adoption through the Closing Date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

(E) each of the US Plans which is required to satisfy Code Sections 401(k)(3) or 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Sections 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date;

(F) no event has occurred and no condition exists relating to any of the US Plans that would subject the Companies and the German Subsidiary to any Tax or Liability under IRS Sections 4971, 4972 or 4979, or to any Liability under ERISA Sections 502 or 4071; and

(G) to the extent applicable, each of the Company Plans has been funded in accordance with its governing documents, ERISA and the Code or other applicable law, has not experienced any accumulated funding deficiency (whether or not waived) and, with respect to US Plans, has not exceeded its full funding limitation (within the meaning of Code Section 412) at any time.

(x) With respect to the Company Plans which provide group health benefits to employees of the Companies and the German Subsidiary and are subject to the requirements of Code Section 4980B and Part 6, Subtitle B of Title I of ERISA (“COBRA”), to the Knowledge of the Companies, such group health plan has been administered in every material respect in accordance with its governing documents and COBRA and with the group health plan requirements of Subtitle K, Chapter 100 of the Code and ERISA Sections 701 et. seq.

(xi) With respect to employee benefit matters generally:

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(A) neither the Companies, the German Subsidiary, nor any person, firm or corporation which is or has been under common control of the Companies and the German Subsidiary within the meaning of Section 4001(b) of ERISA, maintains or contributes to or has ever maintained or contributed to any Employee Benefit Plan subject to Title IV of ERISA;

(B) the consummation of the transactions contemplated hereby will not accelerate or increase any Liability under any of the Company Plans because of an acceleration or increase of any of the rights or benefits to which Company Plan participants or beneficiaries may be entitled thereunder;

(C) neither the Companies nor the German Subsidiary have any obligation to any retired or former employee or any current employee of the Companies and the German Subsidiary upon retirement or termination of employment under any Company Plans, other than such obligations imposed by COBRA; and

(D) any of the Company Plans which is an “employee welfare benefit plan,” within the meaning of ERISA Section 3(1) (including Foreign Plans), may be terminated prospectively without Liability to the Companies, Parent, or Buyer, including, without limitation, Liability for unreported (e.g., run-off) benefit claims, premium adjustments or termination charges of any kind.

     (y) Guaranties.

     Neither the Companies nor the German Subsidiary are a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

     (z) Environment, Health, and Safety.

(i) The Companies and the German Subsidiary have complied with all Environmental, Health, and Safety Laws, the failure to comply with which could result in Adverse Consequences in an amount in excess of $5,000 individually or in the aggregate, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Companies alleging such failure.

(ii) Neither the Companies nor the German Subsidiary have any Liability (and neither the Companies nor the German Subsidiary have handled, used, stored, treated, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any Liability) for penalties, investigations of or damage to any site, location, body of water (surface or subsurface), or other natural resources, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

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(iii) All properties and equipment used in the Business are and in the past have been free of any amounts of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, the presence of which could result in Adverse Consequences.

     (aa) Certain Business Relationships with the Companies and the German Subsidiary.

     None of the Stockholders or their current or former spouses, children, parents, grandparents, cousins, or other relatives, has been involved directly or indirectly in any business arrangement or relationship with the Companies or the German Subsidiary within the past thirty-six (36) months, and no Stockholder owns any asset, tangible or intangible, which is used in the Business.

     (bb) Disclosure.

     The representations and warranties contained in this Section 3 (including the Stockholder Disclosure Schedule) do not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this Section 3 not misleading.

     4.     REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE BUYER, AND ROPER DEUTSCHLAND.

     Parent, Buyer, and Roper Deutschland, jointly and severally, represent and warrant to the Stockholders that the statements contained in this Section 4 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date.

     (a) Organization of the Parent, the Buyer, and Roper Deutschland.

     Each of Parent, Buyer, and Roper Deutschland is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation to do business in every jurisdiction where such qualification is required.

     (b) Authorization of Transaction.

     Each of Parent, Buyer, and Roper Deutschland has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, Parent, Buyer, and Roper Deutschland have duly authorized the execution, delivery, and performance of this Agreement by the Parent, the Buyer, and Roper Deutschland, respectively. This Agreement constitutes the valid and legally binding obligation of Parent, Buyer, and Roper Deutschland, enforceable in accordance with its terms and conditions. Parent, Buyer, and Roper Deutschland need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or United States, Germany, European Union or other governmental agencies in order for the Parties to consummate the transactions contemplated by this Agreement.

     (c) Noncontravention.

     Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, state, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent, Buyer, or Roper Deutschland is subject, or any provision of any of their certificate or articles of incorporation or bylaws.

     (d) SEC Reports.

     Parent has filed in a timely manner with the Securities and Exchange Commission all forms, financial statements, documents and reports (collectively, the “SEC Reports”) required to be filed by Parent pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such SEC Reports were prepared in all material respects in accordance with the Exchange Act and do not contain any untrue statement of material fact or facts or omit to state a material fact or facts necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since Parent's Quarterly Report on Form 10-Q for the three months ended April 30, 2000, Parent has not suffered any change, event, or condition that alone or together with other changes, events or conditions could have a material adverse effect.

     (e) Broker’s Fees.

     Neither Parent, Buyer, nor Roper Deutschland has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Stockholders could become liable or obligated.

     (f) Disclosure.

     The representations and warranties contained in this Section 4 do not, and as of the Closing Date will not, contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 4 not misleading.

     5.     CONDITIONS TO OBLIGATION TO CLOSE.

     (a) Conditions to Obligation of Parent, Buyer, and Roper Deutschland.

The obligation of Parent, Buyer, and Roper Deutschland to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Companies and the Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) the Companies and the German Subsidiary shall have procured all of the third party consents specified on Exhibit C hereto;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the assets of the Companies and the German Subsidiary or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) all filings that are required to have been made by the Parties with any United States, Germany, European Union, or other governmental agency in order to carry out the transactions contemplated by this Agreement shall have been made and all authorizations, consents and approvals from any United States, Germany, European Union or other governmental agency (including but not limited to all necessary approvals under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods shall have expired or been terminated;

(vi) Roper Deutschland shall have purchased, acquired and accepted from Antek Instruments, and Antek Instruments shall have sold, assigned, conveyed and delivered to Roper Deutschland, all of its right, title and interest in and to the German Subsidiary Shares, free and clear of any Security Interest;

(vii) Buyer shall have purchased, acquired and accepted from the Companies, and the Companies shall have sold, assigned, conveyed, and delivered to Buyer, all of the right, title, and interest of the Companies in and to the Acquired Inventory, free and clear of any Security Interest;

(viii) the Companies and the Stockholder Representative shall have delivered to the Parent and the Buyer a certificate, executed by the Companies and the Stockholders, to the effect that the conditions specified above in Section 5(a)(i)-5(a)(vii) have been satisfied in all respects;

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(ix) each Stockholder shall have entered into a Noncompetition and Assignment of Inventions Agreement (each a “Noncompetition and Assignment of Inventions Agreement”), with a term equal to five (5) years, in form and substance as set forth in Exhibit D attached hereto and the same shall be in full force and effect;

(x) each Stockholder, and each director and executive officer of the Companies and the German Subsidiary, shall have executed and delivered to the Parent and the Buyer a release agreement (each, a “Release Agreement”) in form and substance as set forth on Exhibit E hereto, with respect to any actual or potential claims against the Companies and the German Subsidiary, including but not limited to commissions on bookings and sales, and each of the same shall be in full force and effect;

(xi) Donald M. Wreyford shall have entered into a Consulting Agreement (the “Consulting Agreement”) with the Buyer in form and substance as set forth on Exhibit F hereto, and the same shall be in full force and effect;

(xii) Randy L. Wreyford and James S. Wreyford shall have entered into an Employment Agreement with the Buyer (each, an “Employment Agreement”) in form and substance as set forth on Exhibit G hereto, and each of the same shall be in full force and effect;

(xiii) each of the Stockholders, the Parent, the Buyer, and the Escrow Agent shall have entered into the Escrow Agreement;

(xiv) beginning on July 31, 2000, Antek Instruments, at its expense, shall conduct a physical inventory count of the inventory of the Companies and the German Subsidiary (the “Inventory Count”), which Inventory Count shall have been conducted in the manner and consistent with the standards set forth in Section 3(g)(i) above and shall have been completed prior to the Closing. The Parent and the Buyer shall have the right to observe the Inventory Count;

(xv) the Companies shall have delivered to the Parent and the Buyer a payoff letter with respect to all amounts due under any Indebtedness (except for the Indebtedness with respect to the Marble Falls Facility) of the Companies and the German Subsidiary, if any, in form and substance reasonably satisfactory to the Parent and the Buyer, and the Companies and the Stockholders shall have satisfied all Indebtedness (except for the Indebtedness with respect to the Marble Falls Facility) of the Companies and the German Subsidiary in accordance with Section 6(f), and the Companies and the Stockholder Representative shall have delivered to the Parent and the Buyer, in form satisfactory to the Parent and the Buyer, evidence of the same;

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(xvi) the Parent and the Buyer shall have negotiated, to each of their satisfaction, an amendment with respect to the lease regarding the 27,500 square feet of Leased Real Property located at 300 Bammel Westfield Road, Houston, Texas 77090 (the “Houston Lease”), the provisions of such lease amendment shall include, but not be limited to, those which are reasonably satisfactory to the Parent and the Buyer and are commensurate with provisions conventional to arms-length real estate lease transactions (the “Lease Amendment”). Donald M. Wreyford, as the landlord under the Houston Lease, and Antek Instruments, shall have entered into the Lease Amendment, the same shall have been delivered to the Parent and the Buyer, and the same shall be in full force and effect;

(xvii) each of the Buyer and the Companies shall have received the consent and estoppel of Donald M. Wreyford with respect to the Houston Lease, in form and substance satisfactory to the Parent and the Buyer;

(xviii) each of the Buyer and Antek Industrial Delaware shall have received a pay-off letter from Marble Falls Industrial Development Corporation with respect to the Indebtedness regarding the Real Property located at 700 Gateway Parkway, Marble Falls, Texas 78654 (the “Marble Falls Facility”);

(xix) the Parent, the Buyer, and the Companies shall have received a release, waiver, estoppel, and termination of the arrangement by which the Companies make payments to Donald M. Wreyford or such other owners of the real property located at Old Segovia Road in Segovia, Texas, where the Companies have heretofore been entitled to conduct certain activities (the “Segovia Ranch”), in form and substance satisfactory to the Parent and the Buyer, which release, waiver, estoppel, and termination shall extinguish any and all obligations the Parent, the Buyer, or the Companies may otherwise have with respect to the Segovia Ranch; the Board of Directors of Antek Instruments shall have adopted resolutions with respect to and effectuating the same, and the Companies and the Stockholder Representative shall have delivered to Parent and Buyer evidence of the same;

(xx) the Parent and the Buyer shall have received from counsel to the Companies and the Stockholders opinions with respect to the Companies and the German Subsidiary and the transactions contemplated hereby in form and substance as set forth in Exhibit H attached hereto, addressed to the Parent and the Buyer, and dated as of the Closing Date;

(xxi) the Companies shall have taken all necessary corporate action to terminate all Company Plans with respect to the Companies, as set forth in Section 6(d) below, and evidence of the same shall have been delivered to the Parent and the Buyer;

(xxii) the Companies shall have delivered to the Parent and the Buyer evidence reasonably satisfactory to the Parent and the Buyer of the termination of all Equity Rights, if any, and the release of all liability with respect to the Equity Rights;

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(xxiii) the certificate of merger with respect to the Merger shall have been filed in accordance with the Delaware Act;

(xxiv) each of the Companies shall have delivered to Parent and Buyer a certificate of the Secretary of each of the Companies as to the incumbency of their officers, a copy of a certificate evidencing the incorporation and good standing of each of the Companies, a copy of the articles of incorporation and bylaws of each of the Companies, and a copy of the resolutions adopted by the board of directors and the shareholders of each of the Companies with respect to the transactions contemplated by this Agreement; and

(xxv) all actions to be taken by the Companies in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parent and the Buyer.

     Either the Parent or the Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of Stockholders.

     The obligation of Stockholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Parent and Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) all filings that are required to have been made by the Parties with any United States, Germany, European Union, or other governmental agency in order to carry out the transactions contemplated by this Agreement shall have been made and all authorizations, consents and approvals from any United States, Germany, European Union, or other governmental agency (including but not limited to all necessary approvals under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) required to carry out the transactions contemplated by this Agreement shall have been received and any applicable waiting periods shall have expired;

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(v) the Parent and the Buyer shall have delivered to the Companies and the Stockholder Representative a certificate to the effect that the conditions specified above in Section 5(b)(i)-5(b)(iv) have been satisfied in all respects;

(vi) the Stockholders shall have received from counsel to the Parent and the Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to the Stockholders, and dated as of the Closing Date;

(vii) each of the Parent and the Buyer shall have delivered to the Companies and the Stockholder Representative a certificate of the Secretary of each of the Parent and the Buyer as to the incumbency of each of their officers, a copy of the certificates evidencing the incorporation and good standing of the Parent and the Buyer, a copy of the certificates of incorporation and bylaws of the Parent and the Buyer, and a copy of the resolutions adopted by the board of directors of the Parent and the Buyer with respect to the transactions contemplated by this Agreement; and

(viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Companies.

     Either the Companies or the Stockholder Representative may waive any condition specified in this Section 5(b) if it or he executes a writing so stating at or prior to the Closing.

     6.     PRE-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period prior to the Closing:

     (a) Access and Investigation.

     Between the date hereof and the Closing Date, the Companies and the Stockholders will, and will cause their representatives to:

(i) afford the Buyer and its representatives (collectively, “Buyer's Advisors”) upon reasonable notice reasonable access to the Companies and the German Subsidiary, and their personnel, properties (including for purposes of environmental testing), contracts, books and records, and other documents and data so as to not unreasonably interfere with the conduct of the Business;

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(ii) furnish the Buyer with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request; and

(iii) furnish the Buyer and Buyer’s Advisors with such additional financial, operating and other data and information pertaining to the Companies and the German Subsidiary as the Buyer may reasonably request.

     (b) Operation of the Business of the Companies and the German Subsidiary.

Between the date hereof and the Closing Date, the Companies, the German Subsidiary, and the Stockholders will, and the Companies and the German Subsidiary will cause their representatives to:

(i) conduct the Business only in the Ordinary Course of Business, or otherwise with the written consent of the Buyer;

(ii) use commercially reasonable efforts to preserve intact the current business organization of the Companies and the German Subsidiary, keep available the services of the current officers, employees, and agents of the Companies and the German Subsidiary, maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Companies and the German Subsidiary, and maintain such amount of working capital necessary for the Companies and the German Subsidiary to conduct the Business in the Ordinary Course of Business; and

(iii) confer with the Buyer concerning operational matters of a material nature and the status of business operations and finances.

     (c)     Negative Covenant.

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Companies, the German Subsidiary, and the Stockholders will not, without the prior consent of the Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy or breach of any of the representations, warranties or covenants of the Companies and the Stockholders set forth in this Agreement, including, without limitation, any action specified in Section 3(h) of this Agreement. Without limiting the generality of the foregoing, the Companies agree that, between the date of this Agreement and the Closing Date, they shall not, and shall cause the German Subsidiary not to, take any of the following actions without the prior written consent of the Buyer or the Parent:

(i) amend the Articles of Incorporation or Bylaws of the Companies and the German Subsidiary; make any change in their authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of the shares of capital stock or other equity securities of the Companies or the German Subsidiary or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option or warrant relating to, right to acquire, or security convertible into, shares of capital stock or other equity security of the Companies and the German Subsidiary; purchase, redeem, retire or otherwise acquire any shares of, or any security convertible into, capital stock or other equity security of the Companies and the German Subsidiary, or agree to do any of the foregoing set forth in this Section 6(c)(i);

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(ii) acquire, directly or indirectly, substantially all of the assets of, or a controlling equity interest in, any corporation or other entity, or enter into any commitment to do the same; and

(iii) enter into any agreement, commitment or similar transaction with the Stockholders.

     (d) Termination of Plans.

     Prior to the Closing Date, the Companies will terminate all plans (including but not limited to phantom stock plans) permitting the issuance of Antek Instruments Shares, Antek Industrial Shares, Nitec Shares, or the capital stock of the German Subsidiary; options to acquire Antek Instruments Shares, Antek Industrial Shares, Nitec Shares, or capital stock of the German Subsidiary; and/or other rights to acquire Antek Instruments Shares, Antek Industrial Shares, Nitec Shares, or capital stock of the German Subsidiary, that are valued in whole or in part by reference to Antek Instruments Shares, Antek Industrial Shares, Nitec Shares, or capital stock of the German Subsidiary or that may be settled in Antek Instruments Shares, Antek Industrial Shares, Nitec Shares, or capital stock of the German Subsidiary (such option and other rights are hereafter collectively referred to as “Equity Rights”). Prior to the Closing Date, the Companies shall take such action as is necessary to cancel, effective no later than the Closing Date, all outstanding Equity Rights in a manner that is binding upon the holders of such Equity Rights and without liability to the Companies that has not been fully satisfied on the Closing Date. Prior to the Closing Date, the Companies shall take all corporate action necessary to terminate, effective no later than the day before the Closing Date, all Company Plans of the Companies which are intended to qualify as tax-qualified retirement plans under Code Section 401(a), including without limitation the 401(k) Plan of the Companies.

     (e) No Merger or Solicitation.

(i) Neither the Companies nor the German Subsidiary shall, or authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by them, to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Stockholders, any director or executive officer of the Companies and the German Subsidiary, or any investment banker, attorney or other advisor or representative of the Companies and the German Subsidiary, whether or not such Person is purporting to act on behalf of the Companies, the German Subsidiary, or otherwise, shall be deemed to be a breach of this Section 6(e) by the Companies and the Stockholders.

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(ii) Neither the Boards of Directors of the Companies nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by any such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal.

(iii) In addition to the obligation of the Companies set forth in paragraph (ii) above, the Companies promptly shall advise the Parent and the Buyer orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making any such request, Takeover Proposal or inquiry.

     (f) Satisfaction of Indebtedness.

     At or prior to the Closing Date, the Companies shall satisfy any and all Indebtedness (except for the Indebtedness with respect to the Marble Falls Facility) of the Companies and the German Subsidiary, and evidence of the same shall be delivered by the Companies to the Parent and the Buyer.

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     (g) Cooperation of the Parties.

     Each of the Parties shall use such Party’s commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to satisfy the conditions to closing of the transactions contemplated hereby and shall not take any action, or refuse to take any action reasonably requested by the other Parties, that is likely to delay materially (but in any event by more than 10 business days) or adversely affect the ability of any of the Parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body, U.S. or foreign, or the expiration of any applicable waiting period required to consummate the transactions consummated by this Agreement.

     7.     POST-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period following the Closing:

     (a) General.

     In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Stockholders and the Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder). The Stockholders acknowledge and agree that from and after the Closing the Buyer will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies and the German Subsidiary in this Agreement; provided, however, that the Stockholders shall have the right to obtain access to such documents, books, records (including Tax records), agreements, and financial data to the extent related to the period prior to the Closing and make photocopies thereof for a proper purpose, such as in connection with the preparation of their Tax Returns.

     (b) Litigation Support.

     In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Buyer or the Stockholders, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

     (c) Transition.

     Each of the Stockholders will use his or her best efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Companies and the German Subsidiary from maintaining the same business relationships with the Parent and the Buyer after the Closing as it maintained with the Companies and the German Subsidiary prior to the Closing.

     (d) Marble Falls Facility.

     As soon as practicable following the Closing, Buyer shall satisfy the Indebtedness of the Companies to Marble Falls Industrial Development Corporation with respect to the Marble Falls Facility. The Buyer shall also promptly cause each of Donald M. Wreyford and James S. Wreyford to be released as a guarantor of such Indebtedness with respect to the Marble Falls Facility and any other Indebtedness of the Companies and the German Subsidiary guaranteed by such individuals.

     (e) Tax Matters.

(i) With respect to the transactions contemplated by this Agreement, Parent, Buyer, and the Stockholders will provide each other with such cooperation and information as either of them may reasonably require of the other in connection with the filing of any Tax Return, including, to the extent applicable, Tax Returns relating to the application of the successor employer rules for payroll Tax purposes contained in Code Sections 3121(a)(1) and 3306(b)(1), the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes, or the preparation for cooperation and information shall include all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of records, or portions thereof relating to or necessary in connection with the preparation of such Tax Returns or other determination of Tax Liability. Within sixty (60) days after the Closing Date, the Stockholders shall prepare all appropriate final federal and applicable state Tax Returns, except for any Tax Returns for the State of California or the State of Pennsylvania (which shall be filed as provided in Section 7(e)(iii) below), for the Companies for the taxable year(s) of such companies ended on or prior to the Closing Date consistent with past accounting practices and elections, and shall deliver a draft thereof to Parent at least thirty (30) days prior to the due date of such return (as extended, if applicable). The Stockholders shall be responsible for and shall pay when due all Taxes required to be paid pursuant to such Tax Returns.

(ii) With respect to Tax Returns which shall be filed after Closing with respect to Texas franchise Taxes applicable to the transactions contemplated by this Agreement and relating to the tax periods ending on or before the Closing Date, the Stockholders will cause to be prepared and filed all such Texas franchise Tax Returns for the Companies which are filed after the Closing Date; provided, however, that with respect to any such Texas franchise Tax Return, it shall be subject to the review, comment, and approval of the Parent and the Buyer, which will not be unreasonably withheld or delayed. Notwithstanding the provisions of Section 7(e)(i) above, regarding Taxes with respect to the first Tax Return with respect to Texas Franchise Taxes filed after the Closing Date, Parent and Buyer on the one hand, and the Stockholders on the other hand, shall each pay for fifty percent (50%) of the Texas Franchise Taxes shown as due and owing on such Tax Return, provided that the Liability accruing to the Parent and the Buyer with respect to such Texas Franchise Tax Return shall not in the aggregate exceed $15,000, it being understood that the Stockholders shall be responsible for one hundred percent (100%) of the Tax Liability arising from (A) such initial Tax Return with respect to Texas Franchise Taxes that is in excess of $15,000, and (B) any other Tax Liability arising from Texas Franchise Taxes. Notwithstanding any other provision contained in this Section 7(e), Parent, Buyer, and the Stockholders may (but shall not be required to) elect to satisfy all or part of the Tax Liability of the Stockholders with respect to Texas franchise Taxes out of any portion of the funds placed in the Tax Escrow.

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(iii) The Companies and the Stockholders acknowledge and agree that there may be Tax Returns and Tax Liability for periods prior to the Closing Date, including but not limited to those matters set forth on Section 3(i) of the Company Disclosure Schedule. With respect to such Tax Liability or associated Liability for failure to register as a business corporation in the States of California and Pennsylvania, or failure to file Tax Returns in the States of California and Pennsylvania, and so as to facilitate the Parent, the Buyer, and the Surviving Corporation in, as expeditiously as possible, (A) bringing to a resolution all related assessment and audit proceedings of the Companies by each of those states, (B) filing all related applicable Tax Returns, and (C) paying all related applicable Taxes, the Parties acknowledge and agree to use their reasonable best efforts to bring all such proceedings to a conclusion, file all applicable Tax Returns related thereto (which Tax Returns shall be prepared by the Stockholders, subject to the review, comment, approval of, and filing by, the Parent and the Buyer, which will not be unreasonably withheld or delayed) and pay all applicable Taxes related thereto. In connection therewith, the Parties agree that the Stockholders or their representatives will, at their expense and with the reasonable cooperation of the Parent, Buyer, and the Surviving Corporation, undertake to compile information deemed relevant to the final good faith, bona fide determination of all such Tax Liabilities of the Companies to the States of California and Pennsylvania. In the event of an assessment of Tax Liability by the State of California and/or the State of Pennsylvania (the “State Tax Obligations”), the Stockholders agree that such State Tax Obligations shall be satisfied first out of the funds placed in the Tax Escrow (as set forth below), and, to the extent that the funds held in the Tax Escrow are insufficient to satisfy such assessment(s), then shall be paid by the Stockholders. All out-of-pocket expenses of the Parent, Buyer, and Surviving Corporation in connection with any assessment or audit proceedings of the Companies by the States of California and the State of Pennsylvania shall be borne by the Stockholders. The Stockholders shall also be responsible for those costs and expenses incurred with respect to administering any proceedings with respect to the State Tax Obligations which exceed those reasonable expenses the Parent, Buyer, or Surviving Corporation incur in connection with their reasonable cooperation in concluding such proceedings relating to State Tax Obligations, it being acknowledged that their reasonable cooperation with respect to proceedings relating to State Tax Obligations would not result in any material interference with the devotion of Parent’s, Buyer’s, or Surviving Corporation’s full-time employees (including but not limited to any of the Stockholders) to the Business.

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(iv) Amounts shall be held in the Tax Escrow as follows:

(A) Amounts shall be held in the Pennsylvania Franchise and Income Tax Escrow until (i) the satisfaction or closure of an assessment of such State Tax Obligations issued by the governmental authorities of the State of Pennsylvania with respect to Pennsylvania franchise and income Taxes, or (ii) in the event of a dispute with respect to an assessment of such State Tax Obligations issued by the governmental authorities of the State of Pennsylvania, upon the final resolution of such dispute with the appropriate governmental or regulatory authority.

(B) Amounts shall be held in the Pennsylvania Sales and Use Tax Escrow until (i) the satisfaction or closure of an assessment of such State Tax Obligations issued by the governmental authorities of the State of Pennsylvania with respect to Pennsylvania sales and use Taxes, or (ii) in the event of a dispute with respect to an assessment of such State Tax Obligations issued by the governmental authorities of the State of Pennsylvania, upon the final resolution of such dispute with the appropriate governmental or regulatory authority.

(C) Amounts shall be held in the Pennsylvania Municipal Tax Escrow until (i) the satisfaction or closure of an assessment of such State Tax Obligations issued by the governmental authorities of the State of Pennsylvania with respect to Pennsylvania municipal Taxes, or (ii) in the event of a dispute with respect to an assessment of such State Tax Obligations issued by the governmental authorities of the State of Pennsylvania, upon the final resolution of such dispute with the appropriate governmental or regulatory authority.

(D) Amounts shall be held in the California Income and Franchise Tax Escrow until (i) the satisfaction or closure of an assessment of such State Tax Obligations issued by the governmental authorities of the State of California with respect to California income and franchise Taxes, or (ii) in the event of a dispute with respect to an assessment of such State Tax Obligations issued by the governmental authorities of the State of California, upon the final resolution of such dispute with the appropriate governmental or regulatory authority.

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(E) Amounts shall be held in the California Sales and Use Tax Escrow until (i) the satisfaction or closure of an assessment of such State Tax Obligations issued by the governmental authorities of the State of California with respect to California sales and use Taxes, or (ii) in the event of a dispute with respect to an assessment of such State Tax Obligations issued by the governmental authorities of the State of California, upon the final resolution of such dispute with the appropriate governmental or regulatory authority.

(v) Parent shall cooperate with the Stockholders in preparation of all such tax returns and shall permit the Stockholders to have reasonable access to the books and records needed to prepare such statements. Unless Parent notifies the Stockholder Representative in writing within forty-five (45) days of receipt of such proposed tax returns, stating a reasonable basis for objection to any items contained in such tax return, Parent shall cause to be signed and filed on behalf of the Companies such proposed tax return or authorize the Stockholder Representative to sign such return. If there is any disagreement between Parent and the Stockholders with respect to such proposed tax return, Parent and the Stockholders shall submit such disagreement to the Arbitrator, whose determination shall be final with respect to matters related to such return. Each Party shall retain all Tax Returns, schedules, workpapers, and all other materials, records or documents until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate. After expiration of the statute of limitations, a Party shall notify the each other Party in writing that it desires to dispose of or destroy the Tax Returns and other documents and shall provide such other Parties with the right for thirty (30) days after the tendering of such notice to copy or take possession of such Tax Returns and other documents. Any information obtained under this provision shall be kept confidential by the Parties, except as may be necessary in connection with the filing of such Tax Returns.

(vi) Notwithstanding the provisions of this Section 7(e) nothing contained herein shall be construed to require any Party to take any action which would impair such Party's good faith compliance with applicable Tax laws and regulations.

     (f) Tax Distribution Amounts.

     Prior to the Closing, Antek Industrial Texas distributed to the Stockholders an aggregate amount of $89,000 (the “Tax Distribution Amount”) with respect to the payment of estimated quarterly taxes for the third quarter of the year 2000 through the Closing Date. Upon completion of the final federal income Tax Return of Antek Industrial Texas for the taxable year ended on or immediately prior to the Closing Date, as provided in Section 7(e) hereof, the Parties shall determine whether the Tax Distribution Amount was greater than or less than the amount sufficient to meet the applicable tax payment (the “Tax Payment Amount”) for such taxable year, after taking into account all previous distributions with respect to such taxable year, which Tax Payment Amount shall be computed at the maximum federal income tax rate consistent with the historical past practice of the Stockholders. To the extent the Tax Payment Amount exceeds the Tax Distribution Amount, an amount equal to such excess shall promptly be paid by Buyer to the Stockholders, pro-rata in the manner set forth in Section 2(e)(v) of the Stockholder Disclosure Schedule. To the extent that the Tax Payment Amount is less than the Tax Distribution Amount, Stockholders shall promptly pay to the Buyer in amount equal to such difference, pro-rata in the manner set forth in Section 2(e)(v) of the Stockholder Disclosure Schedule.

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     (g) Insurance Coverage.

     The Buyer shall arrange for and provide appropriate amounts of insurance coverage with respect to the Marble Falls Facility and the Real Property which is the subject of the Houston Lease, as amended. Under no circumstances, however, shall the Buyer arrange or be responsible for, or otherwise provide, insurance coverage with respect to any other Real Property or Leased Real Property of the Companies or the German Subsidiary.

     8.     REMEDIES FOR BREACHES OF THIS AGREEMENT.

     (a) Survival of Representations and Warranties.

     All of the representations and warranties contained in Section 3(g)-3(bb), except Section 3(k) and Section 3(x) (and with respect to Section 3(x), regarding claims brought by any Person with respect to any Tax), of this Agreement and of the Parent and the Buyer contained in Section 4(e)-4(f) of this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter; the representations and warranties contained in Section 3(k) and Section 3(x) (and with respect to Section 3(x), regarding claims brought by any Person with respect to any Tax) shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations with respect to the Tax Returns of the Companies and the German Subsidiary last filed with the appropriate governmental agency with respect to the stub period ending on the Closing Date; and all of the other representations, warranties, covenants, indemnities, and other agreements of the Parent, the Buyer and the Stockholders contained in this Agreement (including the representations and warranties contained in Section 3(a)-(f), and Section 4(a)-4(c)) shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statutes of limitations. No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder, after the time such representation, warranty or covenant ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to such time.

(b) Indemnification Provisions for Benefit of the Parent and the Buyer.

(i) In the event any Stockholder breaches (or in the event any third party alleges facts that, if true, would mean any Stockholder has breached) any of his or her representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that either the Parent or the Buyer makes a written claim for indemnification setting forth the basis for such claim against such Stockholder pursuant to Section 9(g) below within such survival period, then such Stockholder agrees to defend, indemnify and hold harmless the Parent and the Buyer, subject to the limitations set forth herein, from and against any Adverse Consequences the Parent or the Buyer actually suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent or the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that:

(A) the Stockholders shall not have any obligation to indemnify the Parent or the Buyer from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any representation, warranty or covenant contained in Sections 3(f)-3(bb) (except Section 3(k), and Section 3(x) (and with respect to Section 3(x), regarding claims brought by any Person with respect to any Tax)), which exceed twenty-five percent (25%) of the Aggregate Consideration; and the Stockholders shall not have any obligation to indemnify the Parent or the Buyer from and against any Adverse Consequences resulting from, arising out of, or caused by the breach of any representation, warranty or covenant contained in the Agreement which exceed the full amount of the Aggregate Consideration;

(B) no Stockholder shall have any obligation to indemnify or defend the Parent or the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach of any or all representations or warranties contained in this Agreement for any amounts in excess of the Aggregate Consideration actually received by such Stockholder; and

(C) the Stockholders shall have no such indemnification obligation with respect to such breaches (or alleged breaches) contained in Section 3 of the Agreement until the Parent or the Buyer has suffered Adverse Consequences by reason thereof in excess of One Hundred Fifty Thousand Dollars ($150,000), but in such event, the Stockholders shall be liable for the full amount of such Adverse Consequences. No such threshold shall be applicable to the representations and warranties as contained in Section 3(d), or the State Tax Obligations and Texas franchise Taxes, as set forth in Section 7(e) and any amounts paid with respect to a breach of such representations and warranties or the covenants set forth in Section 7(e) shall not be applied against such threshold.

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(ii) As security for the indemnification obligations of Stockholders under this Agreement, the Parties shall enter into the Escrow Agreement as of the Closing Date which shall be funded with (i) Two Million Dollars ($2,000,000) of the Merger Consideration otherwise payable to the Stockholders, with respect to the indemnification obligations arising under the representations, warranties, and covenants contained in this Agreement, except for the State Tax Obligations (the “Transaction Escrow”), and (ii) Six Hundred Forty Two Thousand Dollars ($642,000) of the Merger Consideration otherwise payable to the Stockholders, with respect to the State Tax Obligations, of which amount (A) One Hundred Fifty Thousand Dollars ($150,000) shall be allocated to those State Tax Obligations which are Pennsylvania franchise and income Taxes (the “Pennsylvania Franchise and Income Tax Escrow”), (B) One Hundred Eighty Seven Thousand Dollars ($187,000) shall be allocated to those State Tax Obligations which are Pennsylvania sales and use Taxes (the “Pennsylvania Sales and Use Tax Escrow”), (C) Fifty Thousand Dollars ($50,000) shall be allocated to those State Tax Obligations which are Pennsylvania municipal Taxes (the “Pennsylvania Municipal Tax Escrow”), (D) Twenty Thousand Dollars ($20,000) shall be allocated to those State Tax Obligations which are California income and franchise Taxes (the “California Income and Franchise Tax Escrow”), and (E) Two Hundred Thirty Five Thousand Dollars ($235,000) shall be allocated to those State Tax Obligations which are California sales and use Taxes (the “California Sales and Use Tax Escrow”) (collectively, the Pennsylvania Franchise and Income Tax Escrow, the Pennsylvania Sales and Use Tax Escrow, the Pennsylvania Municipal Tax Escrow, the California Income and Franchise Tax Escrow, and the California Sales and Use Tax Escrow, the “Tax Escrow”). The amounts held in the Escrow Agreement under the Transaction Escrow shall be held for a period of eighteen (18) months, and for obligations of the Stockholders pursuant to any pending or unresolved claims arising pursuant to this Section 8. The amounts held in the Escrow Agreement under the Tax Escrow shall be held for a period, and released, as provided in Section 7(e) herein. Amounts held under the Escrow Agreement shall be a nonexclusive source of indemnification for any representations, warranties, or covenants under this Agreement, and shall not otherwise limit the liability of the Stockholders with respect to indemnification under this Agreement.

     (c) Indemnification Provisions for Benefit of the Stockholders.

     In the event Parent or Buyer breaches (or in the event any third party alleges facts that, if true, would mean Parent or Buyer has breached) any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Stockholder Representative makes a written claim for indemnification setting forth with specificity the basis for such claim against Parent or the Buyer pursuant to Section 9(g) below within such survival period, then Parent and the Buyer, jointly and severally, agree to defend, indemnify and hold harmless the Stockholders from and against the entirety of any Adverse Consequences (up to but not in excess of the Merger Consideration) the Stockholders actually suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Stockholders may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach).

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

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(iv) In the event any of the conditions in 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

     (e) Determination of Adverse Consequences.

     The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Merger Consideration.

     (f) Post-Closing.

     Following the Closing, the remedy of the Stockholders, on the one hand, and Parent and the Buyer on the other hand, with respect to any breach or threatened breach of a representation, warranty or covenant contained herein or with respect to any event, circumstance or condition occurring on or before the Closing shall be limited to the enforcement of the indemnification obligations set forth in Section 8; provided, however, that nothing provided in this Section 8(f) shall limit the right of any Party to seek any equitable remedy available to enforce his or its rights hereunder in accordance with Section 9(n).

     9.     MISCELLANEOUS.

     (a) Press Releases and Public Announcements.

     Prior to the Closing Date, any press release or any public announcement relating to the subject matter of this Agreement shall require the prior written approval of the Parent, the Companies and the Stockholders. Subsequent to the Closing Date, Parent, upon prior notice to the Companies, may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities.

     (b) No Third-Party Beneficiaries.

     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement.

     This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) Succession and Assignment.

     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other Party; provided, however, that either the Parent or the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (e) Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings.

     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices.

     All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer or Roper Deutschland:

N. Will Crocker ATK Acquisition Subsidiary, Inc. c/o Roper Industries, Inc. 160 Ben Burton Road Bogart, Georgia 30622 Facsimile: (706) 353-6496	Copy to: Thomas R. McNeill Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, NE, 16th Floor Atlanta, GA 30303 Facsimile: (404) 572-6999

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If to the Stockholders:

Donald M. Wreyford 665 Ellen Williams Loop Kingsland, Texas 78639	Copy to: Eddy J. Rogers Mayor, Day, Caldwell & Keeton L.L.P. 700 Louisiana, Suite 1900 Houston, Texas 77002 Facsimile: (713) 225-7047

If to the Parent:

N. Will Crocker Roper Industries, Inc. 160 Ben Burton Road Bogart, Georgia 30622 Facsimile: (706) 353-6496	Copy to: Shanler D. Cronk, Esq. Roper Industries, Inc. 160 Ben Burton Road Bogart, Georgia 30622 Facsimile: (706) 353-6496

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h) Governing Law.

     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

     (i) Amendments and Waivers.

     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability.

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses.

     Parent and Buyer will bear their own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholders each shall bear (i) his or her own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses, and the fees and expenses of Prism Group LLC) and (ii) the costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses and the fees and expenses of Prism Group LLC) of the Companies and the German Subsidiary, incurred in connection with this Agreement and the transactions contemplated hereby.

     (l) Construction.

     Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Items set forth in the Stockholder Disclosure Schedule shall clearly identify the purpose for which such disclosures, or such exceptions to the representations and warranties, as the case may be, are made. Any matter disclosed in one Section of the Stockholder Disclosure Schedule shall be deemed to be disclosed in all other Sections hereof where the inclusion of such matter therein would clearly be an exception to the corresponding representation or warranty contained in this Agreement.

     (m) Incorporation of Exhibits and Schedules.

     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) Specific Performance.

     Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     (o) Submission to Jurisdiction.

     Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Georgia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Parent and Buyer appoint The Prentice-Hall Corporation System, Inc. as their agent to receive on is or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. The Stockholders appoint the Stockholder Representative as his or her agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding (the Prentice-Hall Corporation System, Inc. and the Stockholder Representative are referred to together in this Section 9(o) as the “Process Agent”). Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(g) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 9(g) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     (p) Arbitration.

     Except as otherwise set forth in this Agreement, all disputes arising out of or under this Agreement shall be settled by arbitration in Charlotte, North Carolina before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the Parties by giving written notice to each other than such dispute has been referred to arbitration under this Section 9(p). The arbitrator shall be selected by the joint agreement of the Parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing Party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing Party (including reasonable attorneys' fees) and of the arbitrator against the Party that is unsuccessful in such claim, defense or objection.

(q) Stockholder Representative.

(i) Each of the Stockholders hereby irrevocably constitutes and appoints Stockholder Representative, acting as hereinafter provided, as his or her attorney-in-fact and agent in his or her name, place and stead in connection with the transactions contemplated by this Agreement and matters arising therefrom subsequent to the date hereof, and acknowledges that such appointment is coupled with an interest. By executing and delivering this Agreement, Stockholder Representative hereby (i) accepts his appointment and authorization as Stockholder Representative to act as attorney-in-fact and agent in the name, place and stead of each of the Stockholders in accordance with the terms of this Agreement, and (ii) agrees to perform his duties and obligations hereunder.

(ii) Each Stockholder authorizes the Stockholder Representative in the name and on behalf of such Stockholder:

(A) to give and receive any notice required or permitted under this Agreement;

(B) to exercise any rights and to take any action required or permitted to be taken under this Agreement;

(C) to negotiate, execute and deliver any amendment to or modification of this Agreement or any of the provisions hereof and any waiver or consent hereunder;

(D) to dispute or to refrain from disputing any claim made by Parent, Buyer, or Company under this Agreement and any other agreements, instruments and documents to be delivered by or on behalf of such Stockholder pursuant to this Agreement;

(E) to negotiate and compromise any dispute which may arise, and to exercise or refrain from exercising remedies available under this Agreement and the other agreements, instruments and documents delivered or to be delivered by or on behalf of such Stockholder pursuant to this Agreement and to sign any releases or other documents with respect to any such dispute or remedy; and

(F) to give such instructions and to do such other things and refrain from doing such other things as the Stockholder Representative shall deem necessary or appropriate to carry out the provisions of this Agreement and any other agreements, instruments and documents delivered or to be delivered by or on behalf of such Stockholder pursuant to this Agreement.

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Each of the Stockholders agrees to be bound by all agreements and determinations made, and agreements, documents and instruments negotiated, executed and delivered by the Stockholder Representative under this Agreement.

(iii) Each of the Stockholders hereby expressly acknowledges and agrees that the Stockholder Representative is authorized to act in his or her name and on his or her behalf. Notwithstanding any dispute or disagreement among the Stockholders and/or the Stockholder Representative, Parent, Buyer and Company shall be entitled in good faith to rely on any and all action taken by the Stockholder Representative under this Agreement and the other agreements, instruments and documents to be delivered by or on behalf of the Stockholders pursuant to this Agreement without any liability to, or obligation to inquire of, any of the Stockholders. Each of Parent, Buyer and Company is hereby expressly authorized in good faith to rely on the genuineness of the signatures of the Stockholder Representative, and upon receipt of any writing which reasonably appears to have been signed by the Stockholder Representative, Parent, Buyer, and Company may act upon the same in good faith without any further duty of inquiry as to the genuineness of the writing.

(iv) If Donald M. Wreyford, as the Stockholder Representative, ceases to function for any reason whatsoever, then Randy L. Wreyford and James S. Wreyford shall, collectively, serve as the successor Stockholder Representative (provided that if Randy L. Wreyford and James S. Wreyford fail to agree on any common action, Ronnie M. Wreyford shall serve as the Stockholder Representative with respect to such matter); if either Randy L. Wreyford and James S. Wreyford cease to function as the Stockholder Representative for any reason whatsoever, then Stockholders who prior to the transactions contemplated by this Agreement held (or their successors in interest) a majority of the Antek Instruments Shares, Antek Industrial Shares, and Nitec Shares (when taken in the aggregate) may appoint a successor; provided, however, that if for any reason no successor has been appointed pursuant to the foregoing within thirty (30) days, then Parent, Buyer and Company shall have the right but not the obligation to petition a court of competent jurisdiction for appointment of a successor.

(v) The authorization of the Stockholder Representative shall be effective until such rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Stockholders hereunder.

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(vi) The Stockholder Representative shall not be liable for any acts or omissions under this Section 9(q) except for its own gross negligence or willful misconduct. Each Stockholder agrees to indemnify and to save and hold harmless the Stockholder Representative of, from, against and in respect of any claim, action, cause of action, cost, liability or expense suffered or incurred by or asserted against the Stockholder Representative based upon or arising out of the performance by the Stockholder Representative of any act, matter or thing pursuant to the appointment herein made, except that no Stockholder shall be held or required to indemnify or to save or hold harmless the Stockholder Representative for the gross negligence or willful misconduct of the Stockholder Representative in the performance of his duties hereunder.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

ATK Acquisition Subsidiary, Inc. By: —————————————— N. Will Crocker President

Roper Industries Deutschland GmbH By: —————————————— Name: —————————————— Title: ——————————————

Roper Industries, Inc. By: —————————————— N. Will Crocker Group Vice President

Antek Instruments, Inc. By: —————————————— Name: —————————————— Title: ——————————————

Antek Industrial Instruments, Inc. By: —————————————— Name: —————————————— Title: ——————————————

[signatures continued on following page]

AGREEMENT AND PLAN OF MERGER

[signatures continued from prior page]

Nitec, Inc. By: —————————————— Name: —————————————— Title: ——————————————

STOCKHOLDERS:

—————————————— Donald M. Wreyford

—————————————— Lillian A. Wreyford

—————————————— Robert J. Sadler

—————————————— Kenyon Clonts

—————————————— Ronnie M. Wreyford

—————————————— Randy L. Wreyford

—————————————— James S. Wreyford

—————————————— Deborah A. Wreyford

—————————————— Larry D. Wreyford

AGREEMENT AND PLAN OF MERGER

SPOUSAL CONSENT

CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT

     The undersigned spouse of Deborah A. Wreyford, a party to the foregoing Agreement, acknowledges on his own behalf that:

     I have read the foregoing Agreement and Plan of Merger and I know its contents. I am aware that by its provisions my wife, Deborah A. Wreyford, sells to Buyer all of her right, title and interest in the Antek Industrial Shares, Antek Instruments Shares, and the Nitec Shares, including my community interest (if any) in it (the “Property”). I hereby consent to the sale, approve of the provisions of the Agreement and Plan of Merger, and agree that such Property and my interest in it (if any) are subject to the provisions of the Agreement and Plan of Merger and that I will take no action at any time to hinder operation of the Agreement and Plan of Merger or such Property or my interest in it (if any).

     Thus done and signed on the ____ day of August, 2000.

—————————————— Kenneth Winans

AGREEMENT AND PLAN OF MERGER

SPOUSAL CONSENT

CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT

     The undersigned spouse of Donald M. Wreyford, a party to the foregoing Agreement, acknowledges on his own behalf that:

     I have read the foregoing Agreement and Plan of Merger and I know its contents. I am aware that by its provisions my husband, Donald M. Wreyford, sells to Buyer all of her right, title and interest in the Antek Industrial Shares, Antek Instruments Shares, and the Nitec Shares, including my community interest (if any) in it (the “Property”). I hereby consent to the sale, approve of the provisions of the Agreement and Plan of Merger, and agree that such Property and my interest in it (if any) are subject to the provisions of the Agreement and Plan of Merger and that I will take no action at any time to hinder operation of the Agreement and Plan of Merger or such Property or my interest in it (if any).

     Thus done and signed on the ____ day of August, 2000.

—————————————— Lillian A. Wreyford

AGREEMENT AND PLAN OF MERGER

SPOUSAL CONSENT

CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT

     The undersigned spouse of Lillian A. Wreyford, a party to the foregoing Agreement, acknowledges on his own behalf that:

     I have read the foregoing Agreement and Plan of Merger and I know its contents. I am aware that by its provisions my wife, Lillian A. Wreyford, sells to Buyer all of her right, title and interest in the Antek Industrial Shares, Antek Instruments Shares, and the Nitec Shares, including my community interest (if any) in it (the “Property”). I hereby consent to the sale, approve of the provisions of the Agreement and Plan of Merger, and agree that such Property and my interest in it (if any) are subject to the provisions of the Agreement and Plan of Merger and that I will take no action at any time to hinder operation of the Agreement and Plan of Merger or such Property or my interest in it (if any).

     Thus done and signed on the ____ day of August, 2000.

—————————————— Donald M. Wreyford

AGREEMENT AND PLAN OF MERGER

SPOUSAL CONSENT

CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT

     The undersigned spouse of Kenyon Clonts, a party to the foregoing Agreement, acknowledges on his own behalf that:

     I have read the foregoing Agreement and Plan of Merger and I know its contents. I am aware that by its provisions my husband, Kenyon Clonts, sells to Buyer all of her right, title and interest in the Antek Industrial Shares, Antek Instruments Shares, and the Nitec Shares, including my community interest (if any) in it (the “Property”). I hereby consent to the sale, approve of the provisions of the Agreement and Plan of Merger, and agree that such Property and my interest in it (if any) are subject to the provisions of the Agreement and Plan of Merger and that I will take no action at any time to hinder operation of the Agreement and Plan of Merger or such Property or my interest in it (if any).

     Thus done and signed on the ____ day of August, 2000.

—————————————— Patricia S. Clonts

AGREEMENT AND PLAN OF MERGER

SPOUSAL CONSENT

CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT

     The undersigned spouse of Randy L. Wreyford, a party to the foregoing Agreement, acknowledges on his own behalf that:

     I have read the foregoing Agreement and Plan of Merger and I know its contents. I am aware that by its provisions my husband, Randy L. Wreyford, sells to Buyer all of her right, title and interest in the Antek Industrial Shares, Antek Instruments Shares, and the Nitec Shares, including my community interest (if any) in it (the “Property”). I hereby consent to the sale, approve of the provisions of the Agreement and Plan of Merger, and agree that such Property and my interest in it (if any) are subject to the provisions of the Agreement and Plan of Merger and that I will take no action at any time to hinder operation of the Agreement and Plan of Merger or such Property or my interest in it (if any).

     Thus done and signed on the ____ day of August, 2000.

—————————————— Becky Wreyford

AGREEMENT AND PLAN OF MERGER

SPOUSAL CONSENT

CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT

     The undersigned spouse of James S. Wreyford, a party to the foregoing Agreement, acknowledges on his own behalf that:

     I have read the foregoing Agreement and Plan of Merger and I know its contents. I am aware that by its provisions my husband, James S. Wreyford, sells to Buyer all of her right, title and interest in the Antek Industrial Shares, Antek Instruments Shares, and the Nitec Shares, including my community interest (if any) in it (the “Property”). I hereby consent to the sale, approve of the provisions of the Agreement and Plan of Merger, and agree that such Property and my interest in it (if any) are subject to the provisions of the Agreement and Plan of Merger and that I will take no action at any time to hinder operation of the Agreement and Plan of Merger or such Property or my interest in it (if any).

     Thus done and signed on the ____ day of August, 2000.

—————————————— Susan Wreyford

AGREEMENT AND PLAN OF MERGER

SPOUSAL CONSENT

CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT

     The undersigned spouse of Larry D. Wreyford, a party to the foregoing Agreement, acknowledges on his own behalf that:

     I have read the foregoing Agreement and Plan of Merger and I know its contents. I am aware that by its provisions my husband, Larry D. Wreyford, sells to Buyer all of her right, title and interest in the Antek Industrial Shares, Antek Instruments Shares, and the Nitec Shares, including my community interest (if any) in it (the “Property”). I hereby consent to the sale, approve of the provisions of the Agreement and Plan of Merger, and agree that such Property and my interest in it (if any) are subject to the provisions of the Agreement and Plan of Merger and that I will take no action at any time to hinder operation of the Agreement and Plan of Merger or such Property or my interest in it (if any).

     Thus done and signed on the ____ day of August, 2000.

—————————————— Ingalill Wreyford

AGREEMENT AND PLAN OF MERGER